Exhibit 10.11

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPRINGLEAF FINANCIAL HOLDINGS, LLC

i

5.3	No Withdrawal Of Capital Contributions	31
5.4	No Other Capital Contributions	31
5.5	Maintenance of Series Capital Accounts	32

ARTICLE VI Profits, Losses and Distributions		32
6.1	Allocations of Net Profits and Net Losses	32
6.2	Special Allocations	34
6.3	No Right to Distributions	36
6.4	Series A Distributions	36
6.5	Series B Distributions	36
6.6	Withholding	37
6.7	Set-Off	37
6.8	Restrictions on Distributions	37
6.9	Determinations by the Board	37
6.10	Distributable Proceeds	38
6.11	Unallocated Expenses	38

ARTICLE VII Accounts		38
7.1	Books	38
7.2	Reports	38
7.3	Federal Tax Matters	39
7.4	Fiscal Year	39
7.5	Issuance of Compensatory Interests	39

ARTICLE VIII Transfer of Units		40
8.1	Prohibition	40
8.2	Conditions to Permitted Transfers	40
8.3	Effect of Transfers	41
8.4	Admission of Additional Members	41
8.5	Admission of Assignees of Common Units as Substitute Members	42
8.6	Admission of Assignees of Incentive Units as Substitute Members	42
8.7	Cessation of Member	42
8.8	Withdrawal of Members Upon Transfer	43

ARTICLE IX Registration Rights		43
9.1	Registration Rights and Related Matters	43

ARTICLE X Events of Dissolution		45
10.1	Events of Dissolution	45
10.2	Termination of Any Series	45

ARTICLE XI Termination		45
11.1	Liquidation	45
11.2	Final Accounting	46
11.3	Distribution in Kind	46
11.4	Cancellation of Certificate	46

ii

ARTICLE XII Exculpation and Indemnification		46
12.1	Exculpation	46
12.2	Indemnification	46
12.3	Amendments	47

ARTICLE XIII Competition and Corporate Opportunities		47
13.1	Definitions	47
13.2	Fortress Shareholders, etc.	49
13.3	Related Business Activities, etc.	50
13.4	Corporate Opportunity, etc.	50
13.5	Directors, Officers and Employees	51
13.6	Agreements with Fortress Shareholders	51
13.7	Ambiguity	52
13.8	Termination	52
13.9	Application of Provision, etc.	52

ARTICLE XIV Amendments; Certain AIG Capital Rights		53
14.1	Amendments to Certificate of Formation and this Agreement	53
14.2	Actions Requiring Approval of AIG Capital	54
14.3	Observer Rights	54
14.4	Inspection Rights	55
14.5	Stockholder Agreement	55

ARTICLE XV General Provisions		56
15.1	Notices	56
15.2	Successors; Counterparts	56
15.3	Entire Agreement	56
15.4	Construction Principles	57
15.5	Counterparts	57
15.6	Severability	57
15.7	Governing Law	57
15.8	Binding Effect	57
15.9	Additional Documentation and Acts	57
15.10	No Third-Party Beneficiary	57
15.11	Limited Liability Company	58
15.12	Jurisdiction; Service of Process	58
15.13	Waiver of Partition	58
15.14	Definitions	58
15.15	Specific Performance	58

Schedule A		A-1

iii

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPRINGLEAF FINANCIAL HOLDINGS, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Springleaf Financial Holdings, LLC, a Delaware limited liability company (the “Company”), effective as of the 9th day of October, 2013 (the “Effective Date”), by and among the Company, the Initial Members and each Person subsequently admitted as a member of the Company (each, including the Initial Members, a “Member” and, collectively, the “Members”).

RECITALS

WHEREAS, the Company was formed as a limited liability company under the laws of the State of Delaware pursuant to the filing of the Certificate of Formation with the Secretary of the State of Delaware on September 26, 2013, as amended by the Certificate of Amendment to Certificate of Formation filed on October 9, 2013, the execution of the Limited Liability Company Agreement dated September 30, 2013 and the execution of the Amended and Restated Limited Liability Company Agreement dated October 9, 2013 (the “Prior Agreement”);

WHEREAS, immediately prior to the Merger (defined below), AGF Holding Inc., a Delaware corporation (“AGF Holding Inc.”), converted (the “Conversion”) into AGF Holding LLC, a Delaware limited liability company (“AGF Holding LLC”);

WHEREAS, immediately prior to the effectiveness of this Agreement, AGF Holding LLC merged with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, the Company and the Initial Members desire to enter into this Agreement, which amends and restates the Prior Agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business;

WHEREAS, it is intended by the parties hereto that pursuant to Section 18-215 of the Act the Company shall have Series (as hereinafter defined) having separate assets, liabilities, rights, powers, duties, limited liability company interests, purposes, and objectives and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series of the Company will be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series thereof shall be enforceable against the assets of a different Series; and

WHEREAS, it is intended by the parties hereto that each Series (and not the Company as a whole) shall constitute a separate partnership for federal (and applicable state) income tax purposes, and that the partners thereof shall consist solely of the Members holding a Series Interest (as hereinafter defined) in such Series.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

As used herein, the following terms have the meanings set forth below:

1.1 “Act” shall have the meaning set forth in the recitals hereto.

1.2 “Additional Capital Contributions” shall have the meaning set forth in Section 5.2(a).

1.3 “Additional Member” shall mean a Person who has acquired Units after the Effective Date from the Company and has been admitted as a Member of the Company pursuant to Section 8.4.

1.4 “Additional Series” shall have the meaning set forth in Section 5.1(b)(ii).

1.5 “Adjusted Series Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Series Capital Account as of the end of the relevant Fiscal Year of the applicable Series, after giving effect to the following adjustments:

(a) credit to such Series Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore to such Series pursuant to the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Series Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Series Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

1.6 “Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

1.7 “AGF Holding Inc.” shall have the meaning set forth in the recitals hereto.

1.8 “AGF Holding LLC” shall have the meaning set forth in the recitals hereto.

1.9 “Aggregate Series A Common Unit Percentage” of a Member as of a specified date shall mean the percentage determined by dividing (A) the aggregate number of Series A Common Units held by such Member as of such date by (B) the aggregate number of Series A Common Units outstanding as of such date.

1.10 “Aggregate Series B Common Unit Percentage” of a Member as of a specified date shall mean the percentage determined by dividing (A) the aggregate number of Series B Common Units held by such Member as of such date by (B) the aggregate number of Series B Common Units outstanding as of such date.

1.11 “Aggregate Series A Incentive Unit Percentage” of a Member as of a specified date shall mean the percentage determined by dividing (A) the aggregate number of Series A Incentive Units held by such Member as of such date by (B) 1,750.

1.12 “Aggregate Series B Incentive Unit Percentage” of a Member as of a specified date shall mean the percentage determined by dividing (A) the aggregate number of Series B Incentive Units held by such Member as of such date by (B) 1,750.

1.13 “Aggregate Unit Percentage” of a Member as of a specified date shall mean, the percentage determined by dividing (A) the aggregate number of Units held by such Member as of such date by (B) the aggregate number of Units outstanding as of such date, other than, any Series A-2 Common Units held by such Member or outstanding on such date, respectively.

1.14 “Agreement” shall have the meaning set forth in the preamble hereto.

1.15 “AIG Capital” shall mean AIG Capital Corporation, a Delaware corporation, or its successors.

1.16 “AIG Offering” shall have the meaning set forth in Section 9.1(a)(i).

1.17 “AIG Permitted Transferee” shall mean any Permitted Transferee of AIG Capital who shall have succeeded AIG Capital as the holder of record of any portion of the Series A Common Units and continues to be a holder of record of such Series A Common Units.

1.18 “AIG Termination Event” shall mean the first date on which both (i) all of the Series A Account Assets have been sold in accordance with Article IX and (ii) AIG Capital and any AIG Permitted Transferees have received cash payment of all Distributions payable in respect thereof in accordance with Section 6.4.

1.19 “Assignee” shall mean a transferee of Units who has not been admitted as a Substitute Member.

1.20 “Block Trade” shall mean, with respect to any Series, the disposition of common shares of SHI constituting the assets of such Series pursuant to a “block” trade or “overnight” deal. For purposes of clarity, a “block” trade or “overnight” deal means a registered securities offering in which an underwriter agrees to purchase the common shares of SHI at an agreed price or pricing formula without a prior marketing process.

1.21 “Board” shall have the meaning set forth in Section 4.1.

1.22 “Business Day” shall mean any day on which banks located in the State of New York are not required or authorized by applicable law to remain closed.

1.23 “Capital Contribution” shall mean any contribution of cash or property to the Company (or any Series thereof) made by or on behalf of a Member and shall include the Initial Capital Contribution and any Additional Capital Contributions of such Member.

1.24 “Certificate of Cancellation” shall mean the certificate required to be filed with the Secretary of State of the State of Delaware pursuant to Section 18-203 of the Act in connection with a dissolution of the Company.

1.25 “Certificate of Formation” shall have the meaning set forth in Section 2.1.

1.26 “Claims” shall have the meaning set forth in Section 12.2.

1.27 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.28 “Commission” shall mean the United States Securities and Exchange Commission or any successor agency.

1.29 “Common Units” shall mean the Series A Common Units and the Series B Common Units.

1.30 “Company” shall have the meaning set forth in the preamble hereto.

1.31 “Company Minimum Gain” shall, with respect to any Series, have the meaning ascribed to “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

1.32 “Compensatory Interests” shall have the meaning set forth in Section 7.5(a).

1.33 “Conversion” shall have the meaning set forth in the recitals hereto.

1.34 “Covered Person” or “Covered Persons” shall have the meaning set forth in Section 12.1.

1.35 “Date of Forfeiture” shall have the meaning set forth in Section 5.1(i)(ii)(1).

1.36 “Depreciation” shall mean, for each Fiscal Year of a Series, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

1.37 “Director” shall have the meaning set forth in Section 4.1.

1.38 “Distributable Proceeds” shall mean, as of any date, with respect to any Series, all cash or other property received by such Series from sales of, or dividends or distributions on, shares of common stock of SHI, less (i) all costs and expenses of the Company incurred in connection with the realization of such sale, dividend or distribution and primarily attributable to such Series pursuant to Section 5.1(e)(i) and (ii) any Unallocated Expenses then allocable to such Series.

1.39 “Distribution” shall mean a transfer of cash or other property by the Company to a Member on account of Units as described in Article VI.

1.40 “Effective Date” shall have the meaning set forth in the preamble hereto.

1.41 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.42 “Event of Dissolution” shall have the meaning set forth in Article X.

1.43 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.44 “Fair Market Value” shall, as of any date, mean the amount for which Units or other securities or assets of the Company or any Series would exchange, as of such date, between a willing buyer and a willing seller in an arm’s length transaction, as determined in good faith by the Board using such methods or procedures as shall be established from time to time by the Board (it being understood and agreed that Fair Market Value shall be determined valuing the Company or any Series as a private company and as a going concern, but valuing any Units without regard to any minority discounts or transfer restrictions, or discounts arising from lack of liquidity).

1.45 “FCFI” shall mean FCFI Acquisition LLC, a Delaware limited liability company, or its successors.

1.46 “Fiscal Year” shall have the meaning set forth in Section 7.4.

1.47 “Forfeiting Member” shall have the meaning set forth in Section 5.1(i)(ii)(2).

1.48 “Fortress” shall mean Fortress Investment Group LLC and its successors.

1.49 “Fortress Entities” shall mean Fortress and its Affiliates.

1.50 “Governmental Authority” shall mean any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality.

1.51 “Gross Asset Value” shall mean, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except that the Gross Asset Value of such asset will be adjusted to its Fair Market Value (i) whenever such adjustment is required in order for allocations under this Agreement to have “economic effect” within the meaning of Regulations Section 1.704-(b)(2)(ii) and (ii) as the Board determines is appropriate, whenever such adjustment is permitted under Regulations Section 1.704-1(b)(2)(ii). If the Gross Asset Value of the asset is so adjusted, such Gross Asset Value shall thereafter be further adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses of the applicable Series.

1.52 “Incentive Unit Award Agreement” shall mean, any incentive award agreement between the Company and the applicable Management Member, entered into in connection with the issuance of Incentive Units pursuant to this Agreement, as such agreement may be amended, supplemented or modified from time to time.

1.53 “Incentive Units” shall mean the Series A Incentive Units and the Series B Incentive Units.

1.54 “Incentive Units Series Capital Account” shall mean the subaccount of a holder’s Series Capital Account established in respect of such holder’s Incentive Units that is maintained according to the same principles and in the same manner provided for in Section 5.5.

1.55 “Initial Capital Contributions” shall have the meaning set forth in Section 5.2(a).

1.56 “Initial Members” shall mean FCFI, AIG Capital and the Management Members as of the Effective Date, as set forth in the Membership Table as of the date hereof, as the initial members of the Company.

1.57 “IPO Lock-up Expiration Date” shall mean the earlier of (a) the 181st day following the date of the IPO Underwriting Agreement (or such later date if the lock-up expiration date in the IPO Underwriting Agreement is extended pursuant to its terms) and (b) the effective date of any applicable waiver under the IPO Underwriting Agreement permitting the public sale the Series A Account Assets.

1.58 “IPO Underwriting Agreement” shall have the meaning ascribed to it under the SHI Stockholder Agreement.

1.59 “Majority Interest” shall mean, as of any date, a number of issued and outstanding Units equal to more than 50% of the aggregate number of issued and outstanding Units on such date, other than, in each case, any Series A-2 Common Units.

1.60 “Management Member” shall have the meaning set forth in Section 5.1(i)(i).

1.61 “Member” or “Members” shall have the meaning set forth in the preamble hereto.

1.62 “Member Nonrecourse Debt” shall have the meaning ascribed to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

1.63 “Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Regulations Section 1.704-2(i)(3).

1.64 “Member Nonrecourse Deductions” shall have the meaning ascribed to “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

1.65 “Net Profits and Net Losses” of a Series shall mean, for each Fiscal Year of such Series or portion thereof, an amount equal to such Series’ taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Series that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if it were taxable income;

(b) any expenditures of the Series described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant hereto shall be taken into account in computing such taxable income or losses as if they were deductible items;

(c) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Series Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Series), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d) in the event the Gross Asset Value of any Series asset is adjusted pursuant to the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(e) gain or loss resulting from the disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(f) in lieu of depreciation, amortization or other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such period; and

(g) the amount of items of Series income, gain, deduction and loss available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those in subclauses (a) through (f) above. Notwithstanding any other provision of this definition, Net Profits shall be decreased or Net Losses shall be increased by the amount of items of Series income and gain specially allocated under Section 6.2 hereof and Net Profits shall be increased or Net Losses shall be decreased by the amount of items of Series loss and deduction specially allocated under Section 6.2.

1.66 “Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

1.67 “Officers” shall have the meaning set forth in Section 4.16.

1.68 “Permitted Transfer” shall have the meaning set forth in Section 8.1.

1.69 “Permitted Transferee” shall mean (a) with respect to a Management Member, such Management Member’s personal representatives (in their capacities as such), estate and named beneficiaries and (b), with respect to each Member other than a Management Member, any of such Member’s Affiliates.

1.70 “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

1.71 “Proposed Rules” shall have the meaning set forth in Section 7.5(a).

1.72 “Regulations” shall mean the U.S. Treasury Regulations, as amended.

1.73 “Safe Harbor Election” shall have the meaning set forth in Section 7.5(a).

1.74 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.75 “Series” shall mean a separate and distinct designated series of limited liability company interests in the Company established in accordance with this Agreement and pursuant to Section 18-215 of the Act, including Series A and Series B and each Additional Series established after the date hereof, having separate rights, powers and/or duties with respect to specified obligations and, to the extent provided in this Agreement, having a separate business purpose or investment objective.

1.76 “Series A” shall have the meaning set forth in Section 5.1(b)(i).

1.77 “Series A Account” shall have the meaning set forth in Section 2.9.

1.78 “Series A Account Assets” shall mean 20 shares of common stock of SHI (representing 20% of the Company’s holdings of SHI capital stock as of the Effective Date), together with any and all dividends and other distributions of any nature at any time paid by SHI or otherwise received with respect to such shares and any and all proceeds at any time realized by the Company from any sale or other transfer of such shares. For the avoidance of doubt, the shares of SHI capital stock that shall be included in the Series A Account Assets shall be those shares of SHI capital stock that, for U.S. federal income tax purposes, were treated as having been distributed to AIG Capital in the Conversion.

1.79 “Series A Common Units” shall mean the Series A-1 Common Units and the Series A-2 Common Units.

1.80 “Series A-1 Common Units” have the meaning set forth in Section 5.1(f)(i).

1.81 “Series A-2 Common Units” shall have the meaning set forth in Section 5.1(f)(ii).

1.82 “Series A First Priority Distributions” shall have the meaning set forth in Section 6.4(a).

1.83 “Series A Incentive Units” shall have the meaning set forth in Section 5.1(f)(iii).

1.84 “Series A Second Priority Distributions” shall have the meaning set forth in Section 6.4(b).

1.85 “Series A Units” shall mean the Series A Common Units and the Series A Incentive Units, collectively.

1.86 “Series B” shall have the meaning set forth in Section 5.1(b)(i).

1.87 “Series B Account” shall have the meaning set forth in Section 2.9.

1.88 “Series B Account Assets” shall mean 80 shares of common stock of SHI (representing 80% of the Company’s holdings of SHI capital stock as of the Effective Date), together with any and all dividends and other distributions of any nature at any time paid by SHI or otherwise received with respect to such shares and any and all proceeds at any time realized by the Company from any sale or other transfer of such shares. For the avoidance of doubt, the shares of SHI capital stock that shall be included in the Series B Account Assets shall be those shares of SHI capital stock that, for U.S. federal income tax purposes, were treated as having been distributed to FCFI in the Conversion.

1.89 “Series B Common Units” shall have the meaning set forth in Section 5.1(f)(iv).

1.90 “Series B First Priority Distributions” shall have the meaning set forth in Section 5.1(f)(v).

1.91 “Series B Incentive Units” shall have the meaning set forth in Section 5.1(a).

1.92 “Series B Units” shall mean the Series B Common Units and the Series B Incentive Units, collectively.

1.93 “Series Capital Account” shall have the meaning set forth in Section 5.5(a).

1.94 “Series Interest” shall mean, with respect to a Member, such Member’s equity interest in the assets and liabilities of a particular Series (and not any interest such Member may have as the holder of debt).

1.95 “Series Liabilities” shall have the meaning set forth in Section 5.1(d)(i).

1.96 “Series Property” shall mean, as to any Series, at any particular time, all interests, properties (whether tangible or intangible, and whether real, personal or mixed) and rights of any type contributed to or acquired by or allocated to such Series and owned or held by or for the account of such Series, whether owned or held by or for the account of such Series as of the date of the formation or establishment thereof or thereafter contributed to or acquired by or allocated to such Series.

1.97 “Series Termination Event” shall have the meaning set forth in Section 10.2.

1.98 “SHI” shall mean Springleaf Holdings, Inc. and its successors.

1.99 “SHI Stockholder Agreement” shall mean the Stockholders Agreement by and between SHI and the Company entered into in connection with the initial public offering of SHI’s common stock as such agreement may be amended, supplemented or modified from time to time.

1.100 “Springleaf Affiliate” shall mean any direct or indirect parent of the Company, any Subsidiary of the Company or any other entity controlled directly or indirectly by the Company.

1.101 “Stockholder Agreement” means the Stockholder Agreement, dated as of November 30, 2010, by and among AIG Capital, FCFI and the Company (as successor-in-interest to AGF Holding Inc.), as the same may be amended from time to time in accordance with its terms.

1.102 “Subsidiary” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one of more other Subsidiaries of such person or by such person and one or more other Subsidiaries thereof, (ii) a partnership of which such person, or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

1.103 “Substitute Member” shall mean an Assignee who has been admitted to all of the rights of membership pursuant to Section 8.5 or Section 8.6.

1.104 “Tax Matters Member” shall have the meaning ascribed to the term “tax matters partner” in Code Section 6231.

1.105 “Transfer” shall mean any voluntary or involuntary attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge, mortgage, encumber or otherwise dispose of any Units, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or take pledge of, any Units; provided, however, that the Transfer of an interest in any of the Members that is not a natural person shall not be deemed to be a Transfer of the Units held by such Member, except to the extent that the Transfer of such interest in the Member constitutes a change in control of the Member.

1.106 “Unallocated Expenses” shall mean expenses of the Company that are not primarily attributable to either Series pursuant to Section 5.1(e)(i) (it being understood that any such expenses will be deemed partially attributed to each Series pursuant to Section 5.1(e)(ii)).

1.107 “Unit” or “Units” shall mean each of the Series A Common Units, Series A Incentive Units, Series B Common Units, Series B Incentive Units and any other Series Interest in the Company which may hereafter be established pursuant to Section 5.1. Reference to any Unit shall include a portion of such Unit.

1.108 “Unit Consideration” shall have the meaning set forth in Section 5.1(j).

ARTICLE II

The Limited Liability Company

2.1 Formation. AGF Holding Inc. has previously authorized the formation of the Company as a limited liability company pursuant to the provisions of the Act. Express authorization was given to Deborah M Reusch for the exclusive purpose of executing the initial certificate of formation for the Company as described in Section 18-201 of the Act (as amended, the “Certificate of Formation”), which has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. In accordance with Section 18-215 of the Act, the Company shall have Series having separate assets, liabilities, rights, limited liability company interests, powers, duties, purposes and objectives. The rights and liabilities of the Members and each Series shall be determined pursuant to the Act, the Certificate of Formation and this Agreement. It is intended by the parties hereto that pursuant to Section 18-215 of the Act the Company shall have Series having separate assets, liabilities, rights, powers, duties, limited liability company interests, purposes, and objectives and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series of the Company will be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series thereof shall be enforceable against the assets of a different Series. The Company and, if required, each of the Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware. Unless required by law, the Company shall not have a seal.

2.2 Name. The name of the Company shall be “Springleaf Financial Holdings, LLC.” The business of the Company and each Series may be carried on in such name, together with the Series designation of the respective Series, with such variations and changes as the Board may determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3 Business Purpose; Powers. The Company and each Series thereof is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies and each Series thereof may be formed under the Act. The Company and each Series shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company or such Series, as the case may be.

2.4 Registered Office and Agent. The location of the registered office of the Company shall be 1209 Orange Street, in the City of Wilmington, New Castle County, State of Delaware. The Company’s Registered Agent at such address shall be The Corporation Trust Company. The Board may, from time to time, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s).

2.5 Term. The term of the Company and each Series shall continue until the Company is dissolved or such Series is terminated as hereinafter provided. The existence of the Company as a separate legal entity shall continue until a certificate of dissolution is filed with the Secretary of State of the State of Delaware as provided in the Act.

2.6 Business Transactions of a Member or Director with the Company. In accordance with Section 18-107 of the Act, a Member or Director may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or Director.

2.7 Place of Business; Other Offices. The business address of the Company shall be determined by the Board. The Company may from time to time have such other offices or places of business within or without the State of Delaware as the Board may deem advisable.

2.8 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the Company. The Units held by each of the Members shall constitute personal property of such Members.

2.9 Establishment of Series A Account and Series B Account. As soon as reasonably practicable following the Effective Date, the Company shall (i) establish and thereafter maintain for the exclusive benefit of the Series A Units, one or more brokerage accounts with Bank of New York Mellon (or such other nationally recognized brokerage house as AIG Capital and FCFI may agree), (ii) deposit into and maintain (subject to Distributions made in accordance with Article VI) in such account the Series A Account Assets (the account and assets referenced in clauses (i) and (ii), collectively, “Series A Account”), (iii) establish and thereafter maintain for the exclusive benefit of the Series B Units, one or more brokerage accounts with Bank of New York Mellon (or such other nationally recognized brokerage house as AIG Capital and FCFI may agree), and (iv) deposit into and maintain (subject to Distributions made in accordance with Article VI) in such account the Series B Account Assets (the account and assets referenced in clauses (iii) and (iv), collectively, “Series B Account”). The Company shall not (and shall not seek to) in any manner directly or indirectly sell or transfer (other than sales made in accordance with Article IX), pledge or in any other manner encumber or dispose of either the Series A Account Assets or the Series B Account Assets, in each case without the consent of AIG Capital (with respect to the Series A Account Assets) or FCFI (with respect to the Series B Account Assets). AIG Capital shall have the right to cause the Company to sell all or any portion of the Series A Account Assets from time to time in accordance with Article IX, and FCFI shall have the right to cause the Company to sell all or any portion of the Series B Account Assets from time to time in accordance with Article IX.

2.10 Voting of SHI common stock. AIG Capital shall have the sole right at all times to direct the Company to vote the shares of common stock of SHI in the Series A Account representing 15% or less of the voting power of SHI for all purposes, and the Company shall vote such shares in accordance with the direction of AIG Capital. In the event the shares of common stock of SHI in the Series A Account represent more than 15% of the voting power of SHI, such shares shall be voted by the Company, which will vote such shares pro rata based on the results of the votes cast by Stockholders other than the Company. The Company shall not in any manner grant any proxy or otherwise encumber its right to vote such shares held in the Series A Account without the express prior written consent of AIG Capital. FCFI shall have the sole right at all times to direct the Company to vote the shares of common stock of SHI in the Series B Account for all purposes, and the Company shall vote such shares in accordance with the direction of FCFI. The Company shall not in any manner grant any proxy or otherwise encumber its right to vote such shares held in the Series B Account without the express prior written consent of FCFI.

ARTICLE III

The Members

3.1 The Members. The name, address, number and class of Units, Initial Capital Contributions, any Additional Capital Contributions, Aggregate Series A Common Unit Percentage, Aggregate Series B Common Unit Percentage, Aggregate Series A Incentive Unit Percentage and Aggregate Series B Incentive Unit Percentage of each Member is set forth on Schedule A hereto, as such Schedule may be amended from time to time to reflect the admission of any Additional Members or Substitute Members, the acquisition of additional Units by any Member and the transfer, repurchase, forfeiture or conversion of Units, each as permitted or required by the terms of this Agreement.

3.2 No Liability of the Members. All debts, obligations and liabilities of the Company and each Series, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Series, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company or any Series solely by reason of being a Member.

3.3 Member Meetings.

(a) Place of Meetings. Meetings of the Members for the election of directors or for any purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board. The Board, may, in its sole and absolute discretion, determine that a meeting of the Members shall not be held at any place, but may instead be held solely by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

(b) Annual Meetings. The annual meeting of Members for the election of Directors shall be held on such date and at such time as shall be designated from time to time by the Board. Any other proper business may be transacted at the annual meeting of Members.

(c) Special Meetings. Unless otherwise required by law or this Agreement, special meetings of Members, for any purpose or purposes, may be called at any time by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such Officer at the request in writing of (i) the Board or (ii) a committee of the Board that has been duly designated by the Board and whose powers include the authority to call such meetings or (iii) Members owning a majority of the Units entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of Members, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

(d) Notice. Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting of Members, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than five (5) nor more than sixty (60) days before the date of the meeting to each Member entitled to notice of and to vote at such meeting.

(e) Adjournments. Any meeting of the Members may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 3.3(d) shall be given to each Member entitled to notice of and to vote at the meeting.

(f) Quorum. Unless otherwise required by applicable law or this Agreement, the holders of a majority of the Units entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. For the avoidance of doubt, Series A-2 Common Units shall not be counted for purposes of determining the existence of a quorum on any matter. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 3.3(e), until a quorum shall be present or represented.

(g) Voting. Unless otherwise required by law or expressly set forth in this Agreement, any question brought before any meeting of the Members, other than the election of Directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Units represented at the meeting and entitled to vote on such question, voting as a single class. Notwithstanding any other provision hereof, Series A-2 Common Units shall not be entitled to vote on or consent to any matter whatsoever with respect to such Series A-2 Common Units. Subject to Section 3.3(k)(i), each holder of Units shall be entitled to vote, in person or by proxy, ratably in proportion to such holder’s Aggregate Unit Percentage on all matters upon which Members have the right to vote as set forth in this Agreement and provided under the Act. Such votes may be cast in person or by proxy as provided in Section 3.3(h). The Board, in its discretion, or the Officer presiding at a meeting of the Members, in such Officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(h) Proxies. Each Member entitled to vote at a meeting of the Members or to express consent or dissent to limited liability company action in writing without a meeting may authorize another person or persons to act for such Member as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a Member may authorize another person or persons to act for such Member as proxy, the following shall constitute a valid means by which a Member may grant such authority:

(i) A Member may execute a writing authorizing another person or persons to act for such Member as proxy. Execution may be accomplished by the Member or such Member’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A Member may authorize another person or persons to act for such Member as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that such transmission was authorized by the Member. If it is determined that such telegrams, cablegrams or other means of electronic transmission are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a Member may be substituted or used in lieu of the original writing, telegram, cablegram or transmission for any and all purposes for which the original writing, telegram or cablegram could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(i) Consent of Members in Lieu of Meeting. Any action required or permitted to be taken at any Annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an Officer or agent of the Company having custody of the book in which proceedings of meetings of the Members are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. In connection with the delivery of a written consent, each holder of Units shall be entitled to consent ratably in proportion to such holder’s Aggregate Unit Percentage on all matters upon which Members have the right to vote as set forth in this Agreement and provided under the Act. Every written consent shall bear the date of signature of each Member who signs the consent, and no written consent shall be effective to take the limited liability company action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 3.3(i) to the Company, written consents signed by a sufficient number of holders to take action are delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an Officer or agent of the Company having custody of the book in which proceedings of meetings of the Members are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the limited liability company action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company as provided above in this Section 3.3(i).

(j) List of Members Entitled to Vote. An Officer shall prepare and make, at least one (1) day before every meeting of the Members, a complete list of the Members entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Members and the number of Units registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for such period prior to the meeting either (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Company. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to Members. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

(k) Record Date.

(i) In order that the Company may determine the Members entitled to notice of or to vote at any meeting of the Members or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than one (1) days before the date of such meeting. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(ii) In order that the Company may determine the Members entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining Members entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an Officer or agent of the Company having custody of the book in which proceedings of meetings of the Members are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining Members entitled to consent to limited liability company action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(l) Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of any meeting of the Members as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of the Members shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to Members of record of the Company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

(m) Inspectors of Election. In advance of any meeting of the Members, the Board, by resolution, the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the Members, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be Officers, employees or agents of the Company. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

3.4 Power to Bind the Company. No Member (acting in its capacity as such) shall have any authority to bind the Company or any Series to any third party with respect to any matter except pursuant to a resolution expressly authorizing such matter and authorizing such Member to bind the Company or any Series with respect thereto, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

3.5 No Implied Duties of Certain Members. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by the Act, neither FCFI nor any Fortress Affiliate (as such term is defined and used in Article XIII) nor AIG Capital nor any Affiliate of AIG Capital shall owe any duties at law or in equity (including fiduciary duties) to the Company, any Member or any director, officer, employee or Affiliate of any Member.

ARTICLE IV

The Board and Officers

4.1 Management by the Board of Directors. Subject to such matters which are expressly reserved hereunder or under the Act to the Members for decision, the business and affairs of the Company and each Series shall be managed by or under the direction of a Board of Directors (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company and making all decisions affecting the business and affairs of the Company and each Series. It is the intent of the parties hereto that each director (“Director”) of the Company shall be deemed to be a “manager” of the Company (as defined in Section 18-101(10) of the Act) for all purposes under the Act.

4.2 Number and Election of Directors. The Board shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by the Board. The Board initially shall consist of three (3) individuals and the initial Directors shall be John Morrissey, Randal A. Nardone and Jay Levine. Except as provided in Section 4.3, Directors shall be elected by a plurality of the votes cast by Members entitled to vote thereon at each annual meeting of Members and each Director so elected shall hold office until the next annual meeting of Members and until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation or removal. Directors need not be Members.

4.3 Vacancies. Unless otherwise required by applicable law or this Agreement, vacancies on the Board or any committee thereof arising through death, resignation, removal, an increase in the number of Directors constituting the Board or such committee or otherwise may be filled only by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director. The Directors so chosen shall, in the case of the Board, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board, shall hold office until their successors are duly appointed by the Board or until their earlier death, resignation or removal.

4.4 Meetings. The Board and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board or such committee, respectively. Special meetings of the Board may be called by the Chairman, if there be one, the President, or by any Director. Special meetings of any committee of the Board may be called by the chairman of such committee, if there be one, the President or any Director serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each Director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

4.5 Organization. At each meeting of the Board or any committee thereof, the Chairman or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a Director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary shall act as secretary at each meeting of the Board and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary may, but need not if such committee so elects, serve in such capacity.

4.6 Resignations and Removals of Directors. Any Director may resign from the Board or any committee thereof at any time, by giving notice in writing or electronic transmission to the Chairman, if there be one, the President, or the Secretary and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law, any Director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the Members holding a Majority Interest. Any Director serving on a committee of the Board may be removed from such committee at any time by the Board.

4.7 Quorum. Except as otherwise required by applicable law, this Agreement or the rules and regulations of any securities exchange or quotation system on which any securities of the Company are listed or quoted for trading, at all meetings of the Board or any committee thereof, a majority of the entire Board or a majority of the Directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the Directors or committee members present at any meeting at which there is a quorum shall be the act of the Board or such committee, as applicable. If a quorum shall not be present at any meeting of the Board or any committee thereof, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

4.8 Actions of the Board by Written Consent. Unless otherwise provided in this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a majority of the members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or such committee.

4.9 Meetings by Means of Conference Telephone. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 4.9 shall constitute presence in person at such meeting.

4.10 Committees. The Board may designate one or more committees, each committee to consist of one or more of the Directors. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which any securities of the Company are listed or quoted for trading. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which any securities of the Company are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by applicable law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board when required. Notwithstanding anything to the contrary contained in this Article IV, the resolution of the Board establishing any committee of the Board and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in this Agreement and, to the extent that there is any inconsistency between this Agreement and any such resolution or charter, the terms of such resolution or charter shall be controlling.

4.11 Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary for service as Director, payable in cash or securities. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

4.12 Interested Directors. No contract or transaction between the Company and one or more of its Directors or Officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are Directors or Officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because any such Director’s or Officer’s vote is counted for such purpose if: (i) the material facts as to the Director’s or Officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to the Director’s or Officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board, a committee thereof or the Members. Both disinterested and interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

4.13 Power to Bind Company. No Director (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such matter and authorizing such Director to bind the Company with respect thereto, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement or the Act.

4.14 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board herein set forth.

4.15 No Implied Duties. Notwithstanding any other provision of this Agreement and unless otherwise agreed to in writing, to the fullest extent permitted by the Act, the Directors and Members agree that, to the fullest extent permitted by Section 18-1101(c) of the Act, the Directors shall owe no duties at law or in equity (including fiduciary duties) to any Member other than duties and obligations of the Board expressly set forth in this Agreement.

4.16 Officers and Related Persons.

(a) General. The officers of the Company (“Officers”) shall be chosen by the Board or a duly authorized committee thereof. The Board or a duly authorized committee thereof may, as it deems appropriate, choose a Chairman, a President, a Chief Executive Officer, a Treasurer, a Secretary, and one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board or a duly authorized committee thereof shall determine), Assistant Secretaries, Assistant Treasurers and other Officers. Any number of offices may be held by the same person, unless otherwise prohibited by applicable law. The Officers need not be Members of the Company nor, except in the case of the Chairman of the Board, need such Officers be Directors. The Officers are authorized to act on behalf of each Series of the Company. The Board shall also have the authority to appoint, retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

(b) Election. The Board, at its first meeting held after each annual meeting of Members (or action by written consent of Members in lieu of the annual meeting of Members), shall elect the Officers who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board; and each Officer shall hold office until such officer’s successor is elected and qualified, or until such Officer’s earlier death, resignation or removal. The initial Officers and the offices they hold shall be (i) Jay Levine, Chief Executive Officer, (ii) Randal A. Nardone, Chairman and President, (iii) John Morrissey, Treasurer, and (iv) Cameron D. MacDougall, Secretary. Any Officer elected by the Board may be removed at any time by the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The salaries, if any, of all Officers shall be fixed by the Board.

(c) Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company and each Series by the President or any Vice President or any other officer authorized to do so by the Board and any such Officer may, in the name of and on behalf of the Company and each Series, take all such action as any such Officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company and each Series may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company and each Series might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

(d) Chairman. The Board, in its discretion, may choose a Chairman of the Board (who must be a Director). Initially, the Chairman shall be Randal A. Nardone. The Chairman, if there be one, shall preside at all meetings of the Members and of the Board. Except where by law the signature of the President is required, the Chairman shall possess the same power as the President to sign all contracts, certificates and other instruments of the Company and each Series which may be authorized by the Board. During the absence or disability of the

President, the Chairman shall exercise all the powers and discharge all the duties of the President. The Chairman shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Agreement or by the Board.

(e) President. The President shall, subject to the control of the Board and, if there be one, the Chairman, have general supervision of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. In the absence or disability of the Chairman, or if there be none, the President shall preside at all meetings of the Members and, if the President is also a Director, the Board. If there be no Chairman, or if the Board shall otherwise designate, the President shall be the Chief Executive Officer of the Company. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Officer by this Agreement or by the Board.

(f) Vice Presidents. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board from time to time may prescribe. If there be no Chairman and no Vice President, the Board shall designate the Officer who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

(g) Secretary. The Secretary shall attend all meetings of the Board and all meetings of the Members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and of the Board, and shall perform such other duties as may be prescribed by the Board, the Chairman or the President, under whose supervision the Secretary shall perform such duties. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Members and of the Board, and if there be no Assistant Secretary, then either the Board or the President may choose another Officer to cause such notice to be given. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by applicable law to be kept or filed are properly kept or filed, as the case may be.

(h) Treasurer. The Treasurer shall have the custody of the company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its regular meetings, or when the Board so requires, an account of all transactions as Treasurer and of the financial condition of the Company. If required by the Board, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Company, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Company.

(i) Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

(j) Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Company, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Company.

(k) Other Officers. Such other Officers as the Board may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other Officer the power to choose such other Officers and to prescribe their respective duties and powers.

ARTICLE V

Capital Structure and Contributions

5.1 Capital Structure.

(a) General. The limited liability company interests in the Company shall consist exclusively of Series Interests in the respective Series. No Person who holds Series Interests of a particular Series shall have any interest in any other Series unless, and then only to the extent, such Person also holds Series Interests of such other Series.

(b) Establishment of Series.

(i) The following Series of the Company are established and designated as follows as of the date hereof: (i) Series A (“Series A”) and Series B (“Series B”). Each of Series A and Series B shall have the relative rights, powers, authority, privileges, preferences, Series Interests, duties and responsibilities set forth in this Agreement.

(ii) One or more additional Series (each an “Additional Series”) may be established from time to time by the Board. In establishing an Additional Series, the Board shall: (i) set forth the initial assets and liabilities of such Series and, either expressly or by reference to another document or documents, the objectives, policies, restrictions and limitations in respect of the assets, liabilities and investments of such Additional Series; (ii) designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Series Interests in such Additional Series and the holders thereof ; (iii) set forth the initial Series Property of such Additional Series; and (iv) set forth any other provisions applicable to such Series Interests.

(c) Series Property. The Series Property of Series A is the Series A Account Assets, and the Series Property of Series B is the Series B Account Assets. To the extent that any asset of the Company as of the date hereof is not included in the Series Property of a particular Series, or to the extent the Company acquires any asset after the date hereof other than the Series A Account Assets or the Series B Account Assets that is not allocated to Series A or Series B or any Additional Series, such asset shall be allocated among the Series pro rata in proportion to the Fair Market Value of the Series Property of such Series relative to the Fair Market Value of the property of all Series.

(d) Liabilities Associated with Series.

(i) The liabilities associated with or allocated to a particular Series or Series Property thereof shall include all liabilities and obligations of the Company relating to any Series Property of such Series (“Series Liabilities”). All Series Liabilities shall be enforceable against the Series Property of that Series only and not against the assets of the Company generally or the assets associated with any other Series. The Members have caused notice of this limitation on inter-Series liabilities to be set forth in the Certificate of Formation, and, accordingly, the statutory provisions of Section 18-215(b) of the Act relating to limitations on inter-series liabilities (and the statutory effect under Section 18-207 of the Act of setting forth such notice in the Certificate of Formation) shall apply to the Company and each Series. Any liabilities or obligations of the Company that are primarily related to the Series Property of a particular Series shall be deemed to be wholly related to such Series. To the extent that any liabilities or obligations of the Company are not primarily related to the Series Property of a particular Series, such liabilities shall be deemed for all purposes to be partially attributable to each Series in proportion to the then-current Fair Market Value of the Series Property of such Series relative to the then-current Fair Market Value of the Series Property of all Series.

(ii) Notwithstanding any other provision of this Agreement, no distribution on or in respect of Series Interests in a particular Series, including, for the avoidance of doubt, any distribution made to a Member in connection with any withdrawal from such Member’s Series Capital Account in such Series permitted or required under the provisions of this Agreement and any distribution made in connection with the winding up of such Series, shall be effected by the Company other than from the assets associated with that Series, nor shall any holder or former holder of Series Interests otherwise have any right or claim against the assets associated with any other Series (except to the extent that such holder or former holder has such a right or claim hereunder as a holder or former holder of such other Series or in another capacity).

(e) Apportionment of Income and Expenses Among Series.

(i) Any income, gain, loss, deduction or expense of the Company that is primarily attributable to a Series shall be deemed for all purposes to be wholly attributable to such Series; provided, however, that, for the avoidance of doubt, any loss, deduction or expense primarily attributable to a Series in accordance with Section 5.1(d) shall be deemed wholly attributable to such Series.

(ii) Any income, gain, loss, deduction or expense of the Company not primarily attributable to a particular Series shall be deemed for all purposes to be partially attributable to each Series in proportion to the then-current Fair Market Value of the Series Property of such Series relative to the then-current Fair Market Value of the Series Property of all Series.

(f) Classes of Units. The Series Interests of each Series shall be represented by Units of different Classes within such Series, as follows:

(i) Each “Series A-1 Common Unit” shall represent a Series Interest in Series A, shall be designated as a Series A-1 Common Unit of the Company and shall be entitled to the Distributions provided for in Section 6.4. On or about the date hereof, the Series A-1 Common Units listed on Schedule A have been (or promptly will be) issued to the Persons identified on such Schedule A for the consideration (if any) specified on such Schedule A, as may be updated from time to time to reflect the issuance of additional Units or the Transfer, forfeiture or repurchase of Units, as provided for in this Agreement.

(ii) Each “Series A-2 Common Unit” shall represent a Series Interest in Series A, shall be designated as a Series A-1 Common Unit of the Company and shall be entitled to the Distributions provided for in Section 6.4. Each Series A-2 Common Unit shall have no voting power on any matter except as otherwise expressly provided for herein. Except with regard to voting, Series A-1 Common Units and Series A-2 Common Units shall be identical in every respect. On or about the date hereof, the Series A-2 Common Units listed on Schedule A have been (or promptly will be) issued to the Persons identified on such Schedule A for the consideration (if any) specified on such Schedule A, as may be updated from time to time to reflect the issuance of additional Units or the Transfer, forfeiture or repurchase of Units, as provided for in this Agreement.

(iii) Each “Series A Incentive Unit” shall represent a Series Interest in Series A, shall be designated as a Series A Incentive Unit of the Company, shall be entitled to the Distributions provided for in Section 6.4(b) and Section 6.4(c). On or about the date hereof, the Series A Incentive Units listed on Schedule A, as may be updated from time to time to reflect the issuance of additional Units or the Transfer, forfeiture or repurchase of Units, as provided for in this Agreement, have been (or promptly will be) issued to the applicable Management Member.

(iv) Each “Series B Common Unit” shall represent a Series Interest in Series B, shall be designated as a Series B Common Unit of the Company and shall be entitled to the Distributions provided for in Section 6.5. On or about the date hereof, the Series B Common Units listed on Schedule A have been (or promptly will be) issued to the Persons identified on such Schedule A for the consideration (if any) specified on such Schedule A, as may be updated from time to time to reflect the issuance of additional Units or the Transfer, forfeiture or repurchase of Units as provided for in this Agreement.

(v) Each “Series B Incentive Unit” shall represent a Series Interest in Series B, shall be designated as a Series B Incentive Unit of the Company, and shall be entitled to the Distributions provided for in Section 6.5(b). On or about the date hereof, the Series B Incentive Units listed on Schedule A, as may be updated from time to time to reflect the issuance of additional Units or the Transfer, forfeiture or repurchase of Units, as provided for in this Agreement, have been (or promptly will be) issued to the applicable Management Member.

(g) Units may be issued in fractional amounts. Any Incentive Units forfeited or repurchased by the Company in accordance with this Agreement or the applicable Incentive Unit Award Agreement shall be available for reissuance by the Board or the Compensation Committee of the Board if there be one. The Company is authorized to issue options or warrants to purchase Units, restricted Units, Unit appreciation rights, phantom Units, and other securities convertible, exchangeable or exercisable for Units, on such terms as may be determined by the Board or a duly authorized committee thereof. The parties hereto acknowledge and agree that the Series A Incentive Units and the Series B Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes as of the date of issuance thereof within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, as clarified by Rev. Proc. 2001-43, 2001-2 C.B. 191.

(h) Common Units. The Common Units shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement. All Common Units shall be identical with each other in every respect and shall vote together with the Incentive Units as a single class on any matter whatsoever, other than to the extent expressly set forth in Section 5.1(f)(ii) or Section 14.1.

(i) Incentive Units.

(i) General. The Incentive Units shall have such rights to allocations and distributions as may be authorized and set forth under this Agreement and under the Act. Notwithstanding anything to the contrary in the Act, holders of Incentive Units shall vote together with the Common Units as a single class on any matter whatsoever, other than to the extent expressly set forth in Section 14.1. Each Member who is or hereafter becomes a holder of Incentive Units (a “Management Member”) shall be bound by and subject to the terms of this Agreement, including this Section 5.1, with respect to such Incentive Units. If applicable, any additional terms of the Incentive Units, including vesting, forfeiture and repurchase, shall be set forth in an Incentive Unit Award Agreement.

(ii) Process.

(1) Distributions. All Distributions made to Management Members with respect to Series A Incentive Units or Series B Incentive Units shall be allocated pro rata, based on such Management Member’s aggregate Series A Incentive Unit Percentage and aggregate Series B Incentive Unit Percentage, respectively.

(2) Series Capital Account Adjustments. In the event of a forfeiture or repurchase of Incentive Units, (i) items of Net Profit and Net Loss recognized by the applicable Series for the period commencing on the first day of the taxable year in which such forfeiture or repurchase occurs and ending on the date on which such forfeiture and/or repurchase occurs (the “Date of Forfeiture”) shall be allocated among the holders of such Series (including the Member subject to such forfeiture or repurchase) in accordance with Section 6.1 hereof as if such event had not occurred, (ii) thereafter, the Incentive Units Series Capital Account balance, if any, with respect to such forfeited and/or repurchased Incentive Units shall be allocated to the Series Capital Accounts of the holders of Common Units of such Series pro rata in accordance with such holders’ applicable Series Common Unit Percentage, and (iii) items of Net Profit and Net Loss recognized by a Series after the Date of Forfeiture shall be allocated to each Member of such Series forfeiting or having had repurchased an Incentive Unit (a “Forfeiting Member”) in accordance with Section 6.1 hereof based on such Forfeiting Member’s Incentive Units of the applicable Series, if any, that have not been forfeited and/or repurchased.

(iii) Transfer of Incentive Units. Incentive Units shall be non-Transferable, except as set forth in an Incentive Unit Award Agreement, if applicable, to a Permitted Transferee of the holder of such Incentive Units as set forth in Section 5.01(c)(iv), and any other attempted Transfer of Incentive Units shall be null and void and of no effect. Prior to any Transfer to a Permitted Transferee of such Incentive Units pursuant to Section 5.1(c)(iv) hereof, the Transferee must agree in writing to be bound by the terms of this Agreement.

(iv) Right to Distributions; Forfeiture. Except as otherwise set forth in an Incentive Unit Award Agreement, if applicable, a Management Member’s right to receive Distributions with respect to the Management Member’s Series A Incentive Units and/or Series B Incentive Units shall immediately cease as of the earlier of (A) the termination of the Management Member’s employment with SHI and its Affiliates for any reason other than death and (B) the date the Management Member gives or receives a notice of termination of such employment; provided that in no event shall a transfer of a Management Member’s employment among any Springleaf Affiliate be considered a termination of employment for purposes of this paragraph. In the event that a Management Member’s employment with SHI and its Affiliates terminates as a result of the Management Member’s death, the Management Member’s Incentive Units shall be transferred to the Management Member’s Permitted Transferees, who shall thereafter be entitled to receive any subsequent Distributions made in respect of such Series A Incentive Units and/or Series B Incentive Units, as applicable, following the date of the Management Member’s death.

(j) Issuance of Additional Units. The Company is authorized to issue Units to any Person at such prices per Unit as may be determined in good faith by the Board or a duly authorized committee thereof and in exchange for contributions of cash or property, the provision of services or such other consideration (collectively, “Unit Consideration”), as may be determined by the Board or a duly authorized committee thereof; provided, however, that (i) each Series A Incentive Unit and Series B Incentive Unit shall be issued solely in consideration of the grantee’s performance of services to or for the benefit of the Company and/or its Affiliates and (ii) no Series A Common Units may be issued without the approval of AIG Capital. The number of Units issued to Members shall be listed on Schedule A attached hereto, which shall be amended from time to time as required to reflect issuances of Units to Additional Members, Transfers of Units, acquisition of additional Units by Members, repurchase, forfeiture or conversion of Units and to reflect the cessation or withdrawal of Members. The number of Units held by each Member shall not be affected by any (i) issuance by the Company of Units to other Members or (ii) change in the Series Capital Account of such Member (other than such changes to reflect additional Unit Consideration from such Member in exchange for new Units). Except as otherwise set forth in this Agreement or any Incentive Unit Award Agreement, the Company shall not redeem or repurchase any Member’s Units and no Member shall have the right to withdraw from the Company, or receive any return of any Capital Contribution.

(k) Certificates; Legend. In the sole and absolute discretion of the Board or a duly authorized committee thereof, the issued and outstanding Units may be represented by certificates. In addition to any other legend required with respect to a particular class, group or series of Units or pursuant to any other agreement among Members and the Company, each such certificate shall bear the following legends:

“THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) WITHOUT COMPLYING WITH, THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG THE MEMBERS OF SPRINGLEAF FINANCIAL HOLDINGS, LLC (THE “COMPANY”), AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY. IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”), AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) IF SUCH TRANSFER IS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”

(l) Lost Certificates. The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

5.2 Capital Contributions.

(a) Each Member, other than a holder of Incentive Units with respect to such Incentive Units, shall be deemed to have contributed, as its initial capital contribution (the “Initial Capital Contributions”) to the applicable Series (as described on Schedule A), the amount in cash or the Gross Asset Value of other properties or assets set forth opposite such Member’s name on Schedule A hereto. Subject to Section 5.3, Schedule A shall be amended from time to time to reflect any additional Capital Contributions made by a Member after the first date on which such Member made Initial Capital Contributions (including any deemed capital contributions as a result of a holder of a Series Interest of a Series advancing an expense on behalf of such Series) (“Additional Capital Contributions”).

(b) In exchange for its Initial Capital Contribution and any Additional Capital Contributions and for other good and valuable consideration, each Member shall receive the number of Units set forth from time to time opposite the name of such Member on Schedule A. Holders of Incentive Units shall not be required or permitted to make Capital Contributions to the Company in respect of Incentive Units.

5.3 No Withdrawal Of Capital Contributions. Without limiting the rights of Members to receive Distributions in accordance with Article VI, except upon a dissolution and liquidation of the Company effected in accordance with Articles X and XI hereof or in connection with certain repurchases of Incentive Units pursuant to Section 5.1 or any Incentive Unit Award Agreement, no Member shall have the right to withdraw its Capital Contributions from the Company.

5.4 No Other Capital Contributions. Except as provided in Section 5.1(j) hereof, no Member shall be obligated to make any cash or non-cash contribution to the Company’s capital. Except with the approval of the Board, no Member shall be permitted to make any cash or non-cash contribution to the Company’s capital.

5.5 Maintenance of Series Capital Accounts.

(a) A separate capital account shall be established and maintained for each Member with respect to each Series in which such Member holds a Series Interest (each, a “Series Capital Account”) in accordance with the following provisions:

(i) to each Member’s Series Capital Account there shall be credited (x) such Member’s contributions of cash and the Gross Asset Value of other properties and assets contributed to the applicable Series (including any Initial Capital Contributions to such Series), (y) such Member’s distributive share of Net Profits and other items of income or gain of such Series which are specifically allocated to such Member and (z) the amount of any Series liabilities assumed by such Member or which are secured by any property distributed by such Series to such Member, in each case, with such Member’s prior written consent; and

(ii) to each Member’s Series Capital Account there shall be debited (x) the amount of money and the Gross Asset Value of any property distributed by the applicable Series to such Member pursuant to any provision of this Agreement or any Incentive Award Agreement, (y) such Member’s distributive share of Net Losses and other items of expense or loss of such Series which are specifically allocated to such Member and (z) the amount of any liabilities of such Member assumed by such Series or which are secured by any property contributed by such Member to such Series.

(b) This Section 5.5 and other provisions of this Agreement relating to the maintenance of Series Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. Notwithstanding that a particular adjustment is not set forth in this Section 5.5, the Series Capital Accounts of the Members shall be adjusted as required by, and in accordance with, the capital account maintenance rules of Regulations Section 1.704-1(b).

ARTICLE VI

Profits, Losses and Distributions

6.1 Allocations of Net Profits and Net Losses.

(a) Allocations to Series Capital Accounts. Except as provided in Section 6.1(b) hereof or elsewhere in this Agreement, items of Net Profits and Net Losses of a Series shall be allocated among the holders of Series Interests of such Series in a manner such that the Series Capital Accounts of each Member, immediately after giving effect to such allocation, are, as nearly as possible, equal (proportionately) to the Distributions that hypothetically would be made to such Member pursuant to Section 6.4 or Section 6.5, as the case may be, if the Series were terminated, its affairs were wound up and all Series Property (including cash) of such Series was sold for cash equal to its Gross Asset Value (except that any Series Property that is realized in such Fiscal Year shall be treated as if sold for an amount of cash equal to the sum of the amount of any net cash proceeds and the Fair Market Value of any property actually received by the Series in connection with such disposition), all Series liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Series were distributed in accordance with Section 6.4 or Section 6.5, as the case may be, to the holders of Series Interests of such Series immediately after giving effect to such allocation, minus such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain with respect to such Series, computed immediately prior to the hypothetical sale of the Series’ s assets.

(b) Construction. Subject to Section 6.9, if the Board determines in good faith that it is necessary or appropriate to modify or amplify the manner in which the balances of the Series Capital Accounts are computed with respect to the applicable Series or the items of Net Profits and Net Losses with respect to such Series are determined in order to comply with Treasury Regulations Section 1.704-1(b), the Board may make such modification or amplification.

(c) Tax Allocations. Except as provided in Section 6.2(i), all items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members, for federal, state, and local income tax purposes, in the same manner as such items of income, gain, loss, deduction and credit shall be allocated among such Members pursuant to Sections 6.1 and 6.2 except as may otherwise be provided herein or by the Code, or other applicable law. The Board shall have the power to make such allocations and to take any and all action necessary under the Code and the Treasury Regulations thereunder, or other applicable law, to effect such allocations.

(d) Loss Allocation Limitation. The Net Losses allocated pursuant to Section 6.1(a) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Series Capital Account Deficit at the end of any Fiscal Year of the applicable Series. All such items in excess of the limitation set forth in this Section 6.1(d) shall be allocated first, to holders of Series Interests of the applicable Series who would not have an Adjusted Series Capital Account Deficit, pro rata, in proportion to their Series Capital Account, adjusted as provided in clauses (a) and (b) of the definition of Adjusted Series Capital Account Deficit, until no holders of such Series Interests would be entitled to any further allocation, and thereafter to all the holders of Series Interests of the applicable Series in accordance with Section 6.1(a).

(e) Distributions in Kind. Prior to distributing any asset of a Series in kind, the Series Capital Accounts of the Members of the applicable Series shall be adjusted to reflect the Fair Market Value of such asset by allocating any unrealized gain or loss with respect to such asset to the Series Capital Accounts pursuant to this Section 6.1.

(f) No Deficit Restoration Obligation. Except as otherwise expressly provided in this Agreement, at no time during the term of the Company or upon dissolution and liquidation the of Company or the termination of any Series shall a Member with a negative balance in its Series Capital Account have any obligation to the Company, any Series, or the other Members to restore such negative balance, except as may be required by law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

6.2 Special Allocations. The following special allocations shall be made in the following order prior to any allocations pursuant to Section 6.1:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f) and notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain of a Series during any Fiscal Year of such Series, each Member of such Series shall be specially allocated items of Series income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain of such Series, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) and notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt with respect to any Series during any Fiscal Year of such Series, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Series income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member of a Series unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of income and gain of such Series shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Series Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Series Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not applicable.

(d) Gross Income Allocation. In the event any Member of a Series has a deficit Series Capital Account at the end of any Fiscal Year of such Series which is in excess of the sum of (i) the amount such Member is obligated to restore to such Series pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore to such Series pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1)

and 1.704-2(i)(5), such Member shall be specially allocated items of income and gain of such Series in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Series Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if Section 6.2(c) and this Section 6.2(d) were not applicable.

(e) Nonrecourse Deductions. Nonrecourse Deductions of a Series for any Fiscal Year of Series shall be allocated in accordance with each Member’s share of Net Profits and Net Losses of such Series under Section 6.1(a).

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions of a Series for any Fiscal Year of such Series shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Series asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Series Capital Accounts, the amount of such adjustment to Series Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members of such Series in a manner consistent with the manner in which their Series Capital Accounts are required to be adjusted pursuant to such Regulation.

(h) Other Allocation Rules.

(i) Generally, all Net Profits and Net Losses shall be allocated among the Members as provided in this Article VI. If Members are admitted to a Series on different dates during any Fiscal Year, or the interests of the Members fluctuate during a Fiscal Year, the Net Profits or Net Losses of the applicable Series shall be allocated among the Members for such Fiscal Year in accordance with Code Section 706, using any convention determined by the Board and permitted by applicable law.

(ii) The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of income and loss for income tax purposes.

(i) Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of a Series shall, solely for tax purposes, be allocated among the Members of such Series in the manner determined by the Board so as to take account of any variation between the adjusted basis of such property to the Series for federal income tax purposes and its initial Gross Asset Value. Allocations pursuant to this Section 6.2(i) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Series Capital Account or share of Net Profits, Net Losses, other items, or Distributions pursuant to any provision of this Agreement.

6.3 No Right to Distributions. No Member shall have the right to demand or receive Distributions of any amount, except as expressly provided in this Article VI.

6.4 Series A Distributions. Distributions from Series A to its holders of Series Interests shall be allocated and made from Distributable Proceeds attributable to Series A in the following manner and priority:

(a) First, 100% of all Distributions shall be made to the holders of the Series A Common Units in proportion to each such holder’s Aggregate Series A Common Unit Percentage, until the aggregate amount distributed to holders of the Series A Common Units pursuant to this Section 6.4(a), equals $320,020,000 (the Distributions made pursuant to this Section 6.4(a) being referred to herein as “Series A First Priority Distributions”);

(b) Second, after the Series A First Priority Distributions shall have been made, (x) 82.5% of any subsequent Distributions shall be made to the holders of Series A Common Units in accordance with their respective Aggregate Series A Common Unit Percentages, and (y) 17.5% of any such Distributions shall be made to the holders of Series A Incentive Units in accordance with their respective Aggregate Series A Incentive Unit Percentages until the aggregate amount of Distributions received by the holders of Series A Incentive Units under this Section 6.4(b) equals three percent of the aggregate amount of Distributions received by (i) holders of the Series A Common Units under Section 6.4(a) and this Section 6.4(b) and (ii) holders of Series A Incentive Units under this Section 6.4(b); provided, that to the extent the full 17.5% is not distributable hereunder due to the outstanding Series A Incentive Units representing less than 100% of the total number of Series A Incentive Units authorized, any remaining amounts shall be distributed to the holders of the Series A Common Units (the Distributions made pursuant to this Section 6.4(b) being referred to herein as “Series A Second Priority Distributions”);

(c) Third, after the Series A First Priority Distributions and Series A Second Priority Distributions shall have been made, (x) 97% of any subsequent Distributions shall be made to the holders of Series A Common Units in accordance with their respective Aggregate Series A Common Unit Percentages, and (y) 3% of any such Distributions shall be made to the holders of Series A Incentive Units in accordance with their respective Aggregate Series A Incentive Unit Percentages; provided that to the extent the full 3% is not distributable hereunder due to the outstanding Series A Incentive Units representing less than 100% of the total number of Series A Incentive Units authorized, any remaining amounts shall be distributed to the holders of the Series A Common Units in accordance with their respective Aggregate Series A Common Unit Percentages.

6.5 Series B Distributions. Distributions from Series B to its Members shall be allocated and made from Distributable Proceeds attributable to Series B in the following manner and priority:

(a) First, 100% of all Distributions shall be made to the holders of the Series B Common Units in proportion to each such holder’s Aggregate Series B Common Unit Percentage, until the aggregate amount distributed to holders of the Series B Common Units pursuant to this Section 6.5(a), equals $1,280,080,000 (the Distributions made pursuant to this Section 6.5(a) being referred to herein as “Series B First Priority Distributions”);

(b) Second, after Series B First Priority Distributions shall have been made, (x) 82.5% of any subsequent Distributions shall be made to the holders of Series B Common Units in accordance with their respective Aggregate Series B Common Unit Percentages, and (y) 17.5% of any such Distributions shall be made to the holders of Series B Incentive Units in accordance with their respective Aggregate Series B Incentive Unit Percentages; provided that to the extent the full 17.5% is not distributable hereunder due to the outstanding Series A Incentive Units representing less than 100% of the total number of Series B Incentive Units authorized, any remaining amounts shall be distributed to the holders of the Series B Common Units in accordance with their respective Aggregate Series B Common Unit Percentages.

6.6 Withholding. The Company and each Series is hereby authorized and directed to withhold from any Distribution made to a Member the minimum amount of taxes that the Company or the applicable Series determines are statutorily required to be withheld or paid by the Company or the applicable Series with respect to any allocations or Distributions to such Member as levied by any federal, state, local or foreign taxing authority. Subject to the following sentence, any amount so withheld shall be treated as a Distribution under Section 6.4 or 6.5, as the case may be, and shall reduce the amount otherwise distributable to such Member hereunder. In the event that Distributions under Section 6.4 or 6.5, as the case may be, hereof are insufficient to cover the amount of taxes required to be withheld or paid by the Company or the applicable Series pursuant to this Section 6.6, the Member to which such taxes relate shall be obligated to indemnify the Company or the applicable Series for such taxes in excess of Distributions.

6.7 Set-Off. The payment of Distributions to a Management Member pursuant to Section 6.4 or Section 6.5, as the case may be, shall be subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any of its Subsidiaries may have against the Management Member, including pursuant to Section 6.6.

6.8 Restrictions on Distributions. The foregoing provisions of this Article VI to the contrary notwithstanding, no Distribution shall be made if, and for so long as, such Distribution would violate any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company.

6.9 Determinations by the Board. For the avoidance of doubt, except as otherwise provided, all matters concerning the computation of Series Capital Accounts, the making of distributions to the Members, and the allocation of items of income, gain, loss, deduction and expense for all purposes of this Agreement shall be determined in a manner consistent with the treatment of each Series as a separate partnership for U.S. federal income tax purposes. All matters concerning the computation of Series Capital Accounts, the allocation of items of Series income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Board in good faith; provided, however, that any allocation or accounting procedure related solely to Series A shall be subject to AIG Capital’s review and consent (such consent not to be unreasonably withheld). Such determinations shall be final and conclusive as to all the Members of such Series. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member of a Series or a Series is constructively attributed to, respectively, the Series or any Member, or any contribution to or distribution by Series or any payment by any Member or such Series is recharacterized, the Board may, in its discretion and without limitation, specially allocate items of Series income, gain, loss, deduction and expense and/or make correlative adjustments to the Series Capital Accounts of the Members of such Series in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Series Capital Account balances of the Members of such Series (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Series Capital Account balances of the Members of such Series that would have existed if such attribution and/or recharacterization and the application of this Section 6.8 had not occurred.

6.10 Distributable Proceeds. Unless otherwise directed by the applicable holder of Series Interests, all Distributable Proceeds with respect to shares of SHI common stock held in the Series A Account or Series B Account shall be distributed to the applicable Series as soon as reasonably practicable following the completion of the sale.

6.11 Unallocated Expenses. In addition to Distributions set forth in Sections 6.4 and 6.5, each Series shall make Distributions to the holders of Series Interests in such Series in the amount of any Unallocated Expenses, if any, allocated to such Series and advanced to the Company by such holders of Series Interests in such Series; provided that no such Distribution or series of similar or related Distributions may exceed $5,000 without the consent of each of FCFI and AIG Capital.

ARTICLE VII

Accounts

7.1 Books. Separate and distinct records shall be maintained for each Series, and the assets associated with each Series shall be held and accounted for separately from the other assets of the Company or any other Series for all purposes. The books and records of each Series shall reasonably identify the Series Property of such Series in a manner that permits the identity of such Series Property to be objectively determinable from Series Property of other Series, or assets of the Company generally. The Board shall cause to be maintained complete and accurate books of account of the Company’s and each Series’ affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Board shall select. For purposes of the Company’s and each Series’ financial statements, the Company’s and each Series’ assets and liabilities and statements of operations and cash flows shall be prepared in conformity with generally accepted accounting principles. The Company’s and each Series’ accounting period shall be as determined by the Board.

7.2 Reports. The books of account of the Company and each Series shall be closed after the close of each calendar year, and there shall be prepared and sent to each Member a statement of the profits and losses of the each Series for that period and a statement of such Member’s distributive share of income and expense for income tax reporting purposes.

7.3 Federal Tax Matters. AIG Capital shall be the Tax Matters Member of Series A, and FCFI shall be the Tax Matters Member of Series B, each of which shall be considered the tax matters partner of the applicable Series for purposes of Code Section 6231. In addition to the specific duties and obligations of the Tax Matters Partner set forth in Code Sections 6221 through 6234, the Tax Matters Member shall cause to be prepared and shall sign all tax returns of the applicable Series, which returns shall be reviewed in advance of filing by an independent certified public accountant, make any election which is available to such Series, and monitor any Governmental Authority in any audit that such Governmental Authority may conduct of such Series’ books and records or other documents; provided, however, that the Tax Matters Member shall not elect to have such Series taxed other than as a partnership.

7.4 Fiscal Year. The fiscal year of each Series (the “Fiscal Year”) for financial statement and federal income tax purposes shall be determined by the Board from time to time pursuant to Code Section 706 and the Regulations thereunder.

7.5 Issuance of Compensatory Interests.

(a) The Tax Matters Member of each Series is hereby authorized and directed to cause such Series to make an election to value any Incentive Units issued by such Series as compensation for services to or for the benefit of such the Company or such Series (collectively, “Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(1) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Tax Matters Member of each Series shall cause such Series to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b) Any such Safe Harbor Election shall be binding on the applicable Series and on all of its Members with respect to all transfers of Compensatory Interests thereafter made by such Series while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Tax Matters Member as permitted by the Proposed Rules or any applicable rule.

(c) Each Member (including any person to whom a Compensatory Interest is transferred in connection with performance of services), by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests transferred while the Safe Harbor Election remains effective.

(d) The Tax Matters Member of a Series shall file or cause such Series to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Compensatory Interests covered by such Safe Harbor Election.

(e) The Board is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules (or any similar rule), in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.

(f) Each Member agrees to cooperate with the applicable Tax Matters Member to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by such Tax Matters Member.

ARTICLE VIII

Transfer of Units

8.1 Prohibition. (a) Each Member holding Common Units shall hold their Common Units and shall not, directly or indirectly, Transfer or in any way alienate any of such Common Units or any right or interest therein other than Transfers to a Permitted Transferee or with the consent of the Board (which may be withheld in its sole discretion); and (b) each Management Member shall hold its Incentive Units and shall not, directly or indirectly, Transfer or in any way alienate any of such Incentive Units or any right or interest therein, other than Transfers of Incentive Units specifically provided for in Section 5(c)(iii) (Transfers permitted by clauses (a) or (b), each a “Permitted Transfer”). In the case of any proposed Transfer by any Member, the transferring Member shall deliver to the Company at least twenty (20) Business Days prior to such Transfer, a written notice stating its intention to Transfer the Units to be transferred, the name of the transferee, whether such transferee is a Permitted Transferee, the number of Units to be transferred, and the price and other material terms and conditions of the Transfer. Any attempted Transfer of Units by any Member, other than in strict accordance with this Article VIII, shall be null and void and the purported transferee shall have no rights as a Member or Assignee hereunder.

8.2 Conditions to Permitted Transfers. A Member shall be entitled to make a Permitted Transfer of all or any portion of its Units, subject to Section 8.1, only upon satisfaction of each of the following conditions (except that clauses (f) and (h) shall not apply after the consummation of a Conversion Transaction), in each case as determined by the Board in good faith.

(a) such Transfer has been registered or does not require the registration or qualification of such Units pursuant to any applicable federal or state securities laws;

(b) such Transfer does not result in a violation of applicable law;

(c) such Transfer would not cause the Company or any Series to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(d) such Transfer would not, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(e) such Transfer is in compliance with, and does not cause the Company or any Series to lose its status as a partnership for purposes of, laws governing federal and state income taxes;

(f) such Transfer is not made to any Person who lacks the legal right, power or capacity to own Units;

(g) such Transfer does not cause the Company or any Series to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code Section 7704(b);

(h) such Transfer does not subject the Company or any Series to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended;

(i) the Board receives written instruments that are in a form satisfactory to the Board and the applicable Tax Matters Member, as determined in its sole and absolute discretion (including, (i) copies of any instruments of Transfer, (ii) such Assignee’s consent to be bound by this Agreement as an Assignee, and (iii) if requested by the Board, an opinion of counsel to such Assignee, in form and substance reasonably acceptable to the Board, to the effect that the conditions set forth in subsections (a)-(i) above have been satisfied); provided, that with respect to transfers to Affiliates of FCFI or AIG Capital, delivery to the Company by such Affiliate of an executed joinder in the form of Exhibit A hereto shall be deemed to satisfy the requirements of this clause (i).

8.3 Effect of Transfers. Upon the completion of any Permitted Transfer, the Assignee of the Units Transferred shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member would be entitled with respect to such Units, and shall not be entitled to exercise any of the other rights of a Member with respect to the transferring Member’s Units, including the right to vote, unless and until such Assignee is admitted to the Company as a Substitute Member pursuant to Section 8.5.

8.4 Admission of Additional Members. A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

(a) the Board consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Board, in its sole and absolute discretion;

(b) the Board, in its sole and absolute discretion subject to Section 5.1(j), determines the nature and amount of the Unit Consideration to be paid by such Person;

(c) the Board has received, on behalf of the Company, such Person’s Unit Consideration as so determined; and

(d) the Board receives written instruments (including such Person’s consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion.

8.5 Admission of Assignees of Common Units as Substitute Members. An Assignee of all or any portion of the Common Units of a Member shall become a Substitute Member of the Company only if and when the Board receives written instruments (including such Assignee’s consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion, and evidence of satisfaction of such other conditions as are determined by the Board; provided, that with respect to transfers to Affiliates of FCFI or AIG Capital, in lieu of the foregoing, such Affiliate shall become a Substitute Member as to the Common Units transferred to such Affiliate concurrently with delivery to the Company by such Affiliate of an executed joinder in the form of Exhibit A hereto.

8.6 Admission of Assignees of Incentive Units as Substitute Members. An Assignee of all or any portion of the Incentive Units of a Member shall become a Substitute Member of the Company only if and when all of the following conditions are satisfied:

(a) the Board consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Board, in its sole and absolute discretion; and

(b) the Board receives written instruments (including such Assignee’s consent to be bound by this Agreement as a Member) that are in a form satisfactory to the Board, as determined in its sole and absolute discretion.

8.7 Cessation of Member.

(a) Any Member shall cease to be a Member of the Company upon the earliest to occur of any of the following events:

(i) such Member’s withdrawal from the Company pursuant to Section 8.8(a); or

(ii) as to any Member that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Member.

(b) Upon any Member ceasing to be a Member pursuant to Section 8.7(a), such Member or its successor in interest shall become an Assignee of its Units, entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which such Member would have been entitled as a Member with respect to such Units and shall not be entitled to exercise any of the other rights of a Member in, or have any duties or other obligations of a Member with respect to, such Units. No such Member shall have a right to a return of its Capital Contribution.

8.8 Withdrawal of Members Upon Transfer.

(a) If a Member has Transferred all of its Units in one or more Permitted Transfers, then such Member shall withdraw from the Company, and each applicable Series on the date upon which each Assignee of such Units has been admitted as a Substitute Member in accordance with Section 8.5, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement.

(b) No Member shall have the right to withdraw from the Company or any Series other than pursuant to Section 8.8(a).

ARTICLE IX

Registration Rights

9.1 Registration Rights and Related Matters.

(a) Following the IPO Lock-Up Expiration Date, AIG Capital shall have the right to cause the Company from time to time to exercise its rights under Article IV of the SHI Stockholder Agreement in respect of, or otherwise sell or dispose of, the Series A Account Assets (or any portion thereof, in each case as determined from time to time by AIG Capital in its sole discretion), and the Company shall promptly comply with such direction, in each case subject to the following:

(i) AIG Capital shall provide the Company (with simultaneous copy to FCFI) at least five (5) Business Days prior written notice of its desire to cause the Company to effect any disposition of common shares of SHI constituting Series A Account Assets by means of a demand registration, a shelf registration or an underwritten shelf takedown (as may be selected by AIG Capital from time to time in its sole discretion) (an “AIG Offering”) (it being understood that the provisions of this clause (i) and of clauses (ii) through (iv) below shall not apply to Block Trades, which shall be subject to the requirements of clause (v));

(ii) AIG Capital shall be entitled to cause the Company to effect one (1) AIG Offering prior to November 1, 2014, and thereafter AIG Capital shall be entitled to cause the Company to effect an unlimited number of AIG Offerings so long as SHI is eligible to effect a registration of the sale of its common stock utilizing Form S-3 or a similar successor form; provided that there must be a minimum of 90 days between the closing of each AIG Offering; provided, further, that notwithstanding the foregoing, if AIG Capital participates in a Piggyback Registration (as defined below), such Piggyback Registration shall not constitute an AIG Offering for purposes of this Section 9.1(a)(i);

(iii) After November 1, 2014, if SHI is not eligible to effect a registration of the sale of its common stock utilizing Form S-3 or a similar successor form, AIG Capital shall be entitled to cause the Company to effect two (2) AIG Offerings during each twelve month period following such date, provided that there must be a minimum of 90 days between closing of each AIG Offering; provided, further, that notwithstanding the foregoing, if AIG Capital participates in a Piggyback Registration (as defined below), such Piggyback Registration shall not constitute an AIG Offering for purposes of this Section 9.1(a)(iii);

(iv) Each AIG Offering must (a) be of a size reasonably expected to yield gross proceeds of not less than $50 million (calculated based on the closing sale price of SHI’s common stock on the trading day immediately prior to date the notice required by Section 9.1(a)(i)), (b) represent not less than 5% of the then-outstanding shares of common stock of SHI or (c) represent all of the shares of common stock of SHI remaining in the Series A Account; and

(v) AIG Capital shall only be required to provide the Company (with simultaneous copy to FCFI) at least three (3) Business Days prior written notice of its desire to cause the Company to effect any disposition of common shares of SHI constituting Series A Account Assets by means of a Block Trade. AIG Capital shall be entitled to cause the Company to effect an unlimited number of Block Trades so long as SHI is eligible to effect a registration of the sale of its common stock utilizing Form S-3 or a similar successor form.

(b) In connection with AIG Offering in which shares of common stock of SHI owned in the Series A Account will be the only shares sold, so long as FIG LLC is entitled to select the investment bank to act in connection with such AIG Offering pursuant to the SHI Stockholder Agreement, FIG LLC shall cause SHI to engage for such AIG Offering the investment bank proposed for the purpose by AIG Capital, subject to the consent of FIG LLC, such consent not to be unreasonably withheld, delayed or conditioned.

(c) FCFI and the Company shall give AIG Capital at least five (5) Business Days prior written notice of its desire to effect any disposition of common shares of SHI constituting Series B Account Assets by means of a demand registration, a shelf registration or an underwritten shelf takedown, but excluding any proposed disposition pursuant to a Block Trade (a “Series B Offering”). Subject to the terms and conditions hereof, (i) whenever AIG Capital proposes to cause the Company to effect an AIG Offering, FCFI shall have the right to dispose of all or a portion of the Series B Account Assets in such AIG Offering on the same terms and conditions as AIG Capital, and (ii) whenever FCFI or the Company proposes to effect or cause the Company to effect a Series B Offering, AIG Capital shall have the right to dispose of all or a portion of the Series A Account Assets in such offering on the same terms and conditions as FCFI and the Company (each of clauses (i) and (ii), a “Piggyback Registration”). For purposes of clarity, none of the foregoing shall apply to any Block Trades.

(d) If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an underwritten offering, a nationally recognized investment bank engaged in connection with such registration) advises the Company in writing that, in its opinion, the inclusion of all the equity securities sought to be included in such Piggyback Registration by holders of Series Interests in Series A or Series B, as the case may be, would adversely affect the marketability of the equity securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such equity securities as the Company is so advised by such underwriter or investment bank can be sold without such an effect, and the applicable holders of

Series Interests in Series A, on the one hand, and the applicable holders of Series Interests in Series B, on the other hand, shall be cut back pro rata in proportion to the number of shares of SHI common stock held by each Series.

(e) At least 30 days prior to the first anniversary of the IPO Underwriting Agreement, so long as SHI would otherwise be eligible to use Form S-3 for the sale of equity securities, FCFI shall cause the Company to deliver a “Shelf Notice” (as such term is defined in Section 4.3(a) of the SHI Stockholders’ Agreement) for the registration of shares of SHI Common stock on a Form S-3, including all shares of SHI common stock held in the Series A Account.

ARTICLE X

Events of Dissolution

10.1 Events of Dissolution.

The Company shall be dissolved upon the occurrence of any of the following events (each, an “Event of Dissolution”):

(a) The Members holding a Majority Interest vote for dissolution;

(b) The determination of the Board of Directors to dissolve the Company;

(c) The sale, exchange or other disposition of all or substantially all of the assets and properties of the Company; or

(d) A judicial dissolution of the Company under Section 18-802 of the Act.

No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Member, shall cause the existence of the Company or any Series to terminate.

10.2 Termination of Any Series. Any Series shall be terminated upon the vote of a Majority Interest of Series Interests of such Series (a “Series Termination Event”).

ARTICLE XI

Termination

11.1 Liquidation. In the event that an Event of Dissolution or a Series Termination Event shall occur, then the Company or, upon a Series Termination Event, the applicable Series, shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

(a) to creditors, including Members who are creditors to the extent permitted by applicable law, in satisfaction of the Company’s or the applicable Series’ liabilities; and

(b) then to holders of Common Units and Incentive Units of the applicable Series in accordance with the priorities set forth in Sections 6.4 and 6.5.

11.2 Final Accounting. In the event of the dissolution of the Company or a termination of any Series, prior to any liquidation, a proper accounting shall be made to the Members or holders of Series Interests, as applicable, from the date of the last previous accounting to the date of dissolution.

11.3 Distribution in Kind. In the event the Board determines in connection with the liquidation of the Company or termination of a Series that a portion of the Company’s or such Series’ assets are best distributed in kind to the Members or holders of a Series Interests of such Series, then such assets shall be so distributed in kind to the Members holders of a Series Interests of such Series in undivided shares therein as tenants in common in the manner specified in Section 6.1.

11.4 Cancellation of Certificate. Upon the completion of the winding up of the Company’s affairs and Distribution of the Company’s assets following the dissolution of the Company, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE XII

Exculpation and Indemnification

12.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members, Directors, or any officers, directors, stockholders, partners, employees, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company or any of the respective Affiliates (individually, a “Covered Person” and, collectively, the “Covered Persons”) nor any former Covered Person shall be liable to the Company or applicable Series or any other person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company or applicable Series and is within the scope of authority granted to such Covered Person by this Agreement; provided a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct, bad faith, or gross negligence.

12.2 Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or any Series or which relates to or arises out of the Company or any Series or other property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 12.2 with respect to (i)

any Claim with respect to which a court of competent jurisdiction has determined that such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company or applicable Series in advance of the final disposition of such Claim upon receipt by the Company or applicable Series of a legally binding undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company or applicable Series as authorized by this Section 12.2. The obligations of the Company under this Section 12.2 shall be in addition to any liability which the Company may otherwise have (including under any indemnification agreements entered into with any Management Member).

12.3 Amendments. Any repeal or modification of this Article XII shall not adversely affect any rights of such Covered Person pursuant to this Article XII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XIII

Competition and Corporate Opportunities

13.1 Definitions. For purposes of this Article XIII, the following definitions shall apply:

(a) “Affiliate” shall mean, with respect to a given person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person; provided, however, that for purposes of this definition and this Article XIII, none of (i) the Company Entities and any entities (including corporations, partnerships, limited liability companies or other persons) in which such Company Entities hold, direct or indirectly, a controlling ownership interest, on the one hand, or (ii) the Fortress Shareholders and their Affiliates (excluding any Company Entities or other entities described in clause (i)), on the other hand, shall be deemed to be “Affiliates” of one another. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by”, “controlling” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) “beneficially own” and “beneficial ownership” and similar terms used herein shall be determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.

(c) “Company Entities” shall mean the Company and its Subsidiaries, and “Company Entity” shall mean any of the Company Entities.

(d) “corporate opportunity” shall include, but not be limited to, business opportunities which the Company is financially able to undertake, which are, from their nature, in the line of the Company’s or Series’ business, are of practical advantage to it and are ones in which the Company or Series has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Fortress Shareholders or any of their Affiliates or their officers or directors will be brought into conflict with that of any of the Company Entities or their Affiliates.

(e) “Fortress” shall mean Fortress Investment Group LLC.

(f) “Fortress Affiliates” shall mean (A) any director, officer or employee of Fortress or any of its Affiliates, (B) any investment funds (including any managed accounts) managed directly or indirectly by Fortress or its Affiliates, (C) any portfolio company of any investment fund (or managed account) managed directly or indirectly by Fortress or its Affiliates and (D) any Affiliate of FCFI or any of the Persons listed in clauses (A)-(C).

(g) “Fortress Shareholders” shall mean (i) FCFI and (ii) the Fortress Affiliates.

(h) “Governmental Entity” shall mean any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.

(i) “Judgment” shall mean any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

(j) “Law” shall mean any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

(k) “Lien” shall mean any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag”- or “drag”- along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever.

(l) “Restriction” with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any applicable Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or (C) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

(m) “Subsidiary” with respect to any person shall mean: (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such person or a Subsidiary of such person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other person (other than a corporation) in which such person, a Subsidiary of such person or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

13.2 Fortress Shareholders, etc. In anticipation and in recognition that:

(a) FCFI and its Affiliates will be significant unitholders of the Company;

(b) directors, officers and/or employees of the Fortress Shareholders and their Affiliates may serve as directors, officers and/or employees of the Company Entities and their Affiliates;

(c) the Company Entities and their Affiliates, on the one hand, and the Fortress Shareholders and their Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;

(d) the Company Entities and their Affiliates, on the one hand, and the Fortress Shareholders and their Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations; and

(e) the Company Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Fortress Shareholders and their Affiliates, the provisions of this Article XIII are set forth to regulate, define and guide, to the fullest extent permitted by applicable Law, the conduct of certain affairs of the Company Entities and their Affiliates as they may involve the Fortress Shareholders and their Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Company Entities and their Affiliates and their officers, directors and shareholders in connection therewith.

13.3 Related Business Activities, etc. Except as FCFI on behalf of the Fortress Shareholders and their Affiliates, on the one hand, and the Company Entities or their Affiliates, on the other hand, may otherwise agree in writing, the Fortress Shareholders and their Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the Company Entities or their Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the Company Entities or their Affiliates or (iii) employ or otherwise engage any officer, director or employee of the Company Entities or their Affiliates, and, to the fullest extent permitted by applicable Law, the Fortress Shareholders and their Affiliates and officers, directors and employees thereof (subject to Section 13.5) shall not have or be under any fiduciary duty, duty of loyalty nor duty to act in good faith or in the best interests of the Company or its Members and shall not be liable to the Company or its Members for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of the Fortress Shareholders or any of their Affiliates or of any of their officers’, directors’ or employees’ participation therein.

13.4 Corporate Opportunity, etc. Except as FCFI on behalf of the Fortress Shareholders and their Affiliates, on the one hand, and the Company Entities or their Affiliates, on the other hand, may otherwise agree in writing, if the Fortress Shareholders or any of their Affiliates, or any officer, director or employee thereof (subject to the provisions of Section 13.5), acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Fortress Shareholders or any of their Affiliates, none of the Company Entities or their Affiliates or any shareholder thereof shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Company or any other Company Entity with respect to such corporate opportunity, is hereby renounced by the Company on its behalf and on behalf of the other Company Entities and their respective Affiliates and shareholders. Accordingly, subject to Section 13.5 and except as the Fortress Shareholders or their Affiliates may otherwise agree in writing, (i) none of the Fortress Shareholders or their Affiliates or any officer, director or employee thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the Company Entities or their Affiliates and (ii) the Fortress Shareholders and any of their Affiliates shall have the right to hold any such corporate opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any person or persons other than the Company Entities and their Affiliates, and, to the fullest extent permitted by applicable Law, the Fortress Shareholders and their respective Affiliates and officers, directors and employees thereof (subject to Section 13.5) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Company, the other Company Entities and their respective Affiliates and shareholders and shall not be liable to the Company, the other Company Entities or their respective Affiliates and shareholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that the Fortress Shareholders or any of their Affiliates or any of their officers, directors or employees pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or the Fortress Shareholders or any of their Affiliates or any of their officers, directors or employees does not present, offer or communicate information regarding the corporate opportunity to the Company Entities or their Affiliates.

13.5 Directors, Officers and Employees. Except as FCFI on behalf of the Fortress Shareholders and their Affiliates, on the one hand, and the Company Entities or their Affiliates, on the other hand, may otherwise agree in writing, in the event that a director of any of the Company Entities or their Affiliates who is also a director, officer or employee of the Fortress Shareholders or their Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such person solely in, such person’s capacity as director of any of the Company Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by applicable Law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Company, the other Company Entities and their respective Affiliates and shareholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to the Company, the other Company Entities and their respective Affiliates and shareholders and shall not be liable to the Company, the other Company Entities or their respective Affiliates and shareholders for any breach or alleged breach thereof by reason of the fact that the Fortress Shareholders or their Affiliates pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or the Fortress Shareholders or their Affiliates or such director, officer or employee does not present, offer or communicate information regarding the corporate opportunity to the Company Entities or their Affiliates, (3) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in, and not opposed to, the best interests of the Company and its Members for the purposes of Section 12.1 and the other provisions of this Agreement and (4) shall not have any duty of loyalty to the Company, the other Company Entities and their respective Affiliates and shareholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Company, the other Company Entities or their respective Affiliates and shareholders for any breach or alleged breach thereof for purposes of Section 12.1 and the other provisions of this Agreement as a result thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Fortress Shareholder or respective Affiliates thereof (and not to any of the Company Entities or Affiliates thereof).

13.6 Agreements with Fortress Shareholders. The Company Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Fortress Shareholders and their respective Affiliates pursuant to which the Company Entities and their Affiliates, on the one hand, and the Fortress Shareholders and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other. Subject to Section 13.5, except as otherwise required by applicable Law, and except as FCFI on behalf of the Fortress Shareholders and their Affiliates, on the one hand, and the Company Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the Company Entities and their Affiliates, or the Fortress Shareholders or their Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Company, any other Company Entity or their respective Affiliates and shareholders or any Director or Officer of the Company, any other Company Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Shareholders or their Affiliates or to any shareholder thereof. Subject to Section 13.5, to the fullest extent permitted by applicable Law, and except as the Fortress Shareholders or their Affiliates, on the one hand, and the Company Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Fortress Shareholders or their Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Section 13.6 and no Director, Officer or employee of the Company, any other Company Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Shareholders or their Affiliates shall have or be under any fiduciary duty to the Company, the other Company Entities and their respective Affiliates and shareholders to refrain from acting on behalf of the Fortress Shareholders or their Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

13.7 Ambiguity. For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article XIII amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between the Fortress Shareholders or any of their Affiliates, on the one hand and the Company Entities or any of their Affiliates, on the other hand.

13.8 Termination. Except for the definitions set forth in Section 13.1 that are used in other Articles herein, the provisions of this Article XIII shall have no further force and effect on the date that both (i) the Fortress Shareholders cease to, collectively, beneficially own Common Units and (ii) no person who is a director or officer of any Company Entity is also a director or officer of the Fortress Shareholders or their Affiliates. In addition to any vote of the Members required by this Agreement, until the expiration of this Article XIII referred to in the immediately preceding sentence, the affirmative vote of sixty six and two thirds percent (66 2/3%) of the voting power of the then-issued and outstanding Units of the Company entitled to vote thereon, including the Units of the Company held by the Fortress Shareholders, shall be required to alter, amend or repeal (including by merger or otherwise) in a manner adverse to the interests of the Fortress Shareholders or any of their Affiliates or any of their officers, directors or employees, or adopt any provision adverse to the interests of the Fortress Shareholders or any of their Affiliates or any of their officers, directors or employees and inconsistent with, any provision of this Article XIII.

13.9 Application of Provision, etc. This Article XIII shall apply as set forth above except as otherwise provided by applicable Law. It is the intention of this Article XIII to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article XIII. No alteration, amendment, termination, expiration or repeal of this Article XIII nor the adoption of any provision of this Agreement inconsistent with this Article XIII shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or shareholder of the Company Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or shareholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE XIV

Amendments; Certain AIG Capital Rights

14.1 Amendments to Certificate of Formation and this Agreement.

(a) Except as otherwise expressly provided herein, either this Agreement or the Certificate of Formation (or both) may be modified or amended with and by (but only with and by) the written consent of Members holding a Majority Interest; provided, however, that no such amendment shall be effective if such amendment would adversely affect a class of Units in any material respect in a manner that is disproportionately adverse to Members holding Units of such class as compared to other classes of Units, unless such amendment has been approved by at least a majority of the Aggregate Unit Percentage of the holders of such class of affected Units.

(b) Notwithstanding the foregoing, subject to the proviso in clause (a) above, the Board or a duly authorized committee thereof may amend this Agreement without the approval of any Members (i) to increase the authorized or issued number of Units; (ii) to implement the admission of Substitute Members or Additional Members; (iii) to satisfy any law; (iv) to change the name of the Company; (v) to make any change in the size of the Board of Directors; and (vi) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained in this Agreement.

(c) The Board shall cause to be prepared and filed any amendment or restatement to the Certificate of Formation that may be approved in accordance with this Agreement.

(d) Any modification or amendment to the Certificate of Formation or this Agreement pursuant to this Article XIV shall be binding on all Members and Assignees. Each Member and Assignee shall be bound by this Agreement whether or not such Member or Assignee has executed this Agreement.

(e) Notwithstanding any other provision of this Agreement, the consent of FCFI or Fortress shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Agreement inconsistent with the purpose and intent of Article XIII or this Section 14.1(e).

(f) Notwithstanding any other provision of this Agreement, and without limiting in any manner the proviso to Section 14.1(a) above, prior to an AIG Termination Event, the consent of AIG Capital shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Agreement inconsistent with the purpose and intent of Sections 2.9, 2.10, 3.2, 3.5, 6.4, Article IX or this Article XIV.

14.2 Actions Requiring Approval of AIG Capital. Notwithstanding anything to the contrary in this Agreement, the Company may not, at any time prior to an AIG Termination Event, take or cause to be taken, directly or indirectly, any of the following actions, in a single transaction or a series of related transactions, without first obtaining the affirmative written consent of AIG Capital, which may be granted or withheld in AIG Capital’s sole discretion:

(a) take any action (or omit to take any action) that would reasonably be expected to adversely affect in any material respect the interests of AIG Capital and any AIG Permitted Transferees in a manner disproportionate to the effect thereof on other Members;

(b) effect a merger, consolidation or amalgamation with any Person, or sell all or substantially all of the assets of the Company (except as expressly permitted by Article IX hereof);

(c) so long as Series A continues to own at least 5% of the then outstanding shares of SHI, amend, terminate waive or otherwise modify in any material respect any provision of the SHI Stockholder Agreement; provided, however, that notwithstanding the foregoing in no event shall the Company adversely affect in any material respect AIG Capital’s rights under Article IX;

(d) enter into any transaction with any Member or any Affiliate of any Member (other than the Company and its Subsidiaries) unless such transaction is entered into on an arm’s-length basis, as determined by the Board in good faith (for the avoidance of doubt, it being understood that any affiliate transaction involving SHI or any of SHI’s subsidiaries requires the approval of a majority of the independent directors on the board of directors of SHI and does not require the approval of the Company, the Board or any Member); or

(e) (i) issue any Series A Common Units or Series A Incentive Units other than those listed on Schedule A hereto as in effect on the date of execution of this Agreement by AIG Capital, (ii) create or issue any instruments, rights, units or other interests of any nature in or having any rights with respect to Series A, the Series A Account or any Distributions payable with respect to Series A (in each case other than the Series A Units and Series A Incentive Units described in clause (i) above) or (iii) in any manner dissolve or terminate Series A or the Series A Account (other than sales of Series A Account Assets in accordance with Article IX and Distributions in accordance with Article VI).

14.3 Observer Rights. So long as AIG Capital and its Affiliates, together, beneficially own shares of common stock of SHI representing at least 10% of the outstanding common stock of SHI, AIG Capital shall have the right to: (A) appoint a non-voting representative (the “Observer”) to attend (at the Observer’s sole option, in person or telephonically) all meetings of the board of directors (and all committees thereof other than the compensation and audit committees) of the Company and SHI, to change the Observer so appointed at any time and, upon the resignation of the Observer for any reason, to reappoint another Observer; and (B) discuss the Company’s business and affairs with the Company’s officers and directors at such reasonable times as may be requested by AIG Capital or the Observer. In addition, the Company shall provide the Observer with copies of all notices, consents, resolutions, minutes or other written materials provided to the board of directors (and to any committee thereof other than the compensation and audit committees) of the Company and SHI at the same time and in the same manner such materials are circulated to the board of directors (and to any committee thereof other than the compensation and audit committees) of the Company and SHI; provided that such Observer shall execute and deliver to the Company and SHI a confidentiality agreement substantially in the form attached hereto as Exhibit B prior to receiving such information; provided further that the Observer may share all information received or observed in his or her capacity as an Observer with AIG Capital and its Affiliates, including their advisors. Any action taken by the board of directors of the Company and SHI at any meeting will not be invalidated by the absence of the Observer at such meeting.

14.4 Inspection Rights. So long as AIG Capital and its Affiliates, together, beneficially own shares of SHI’s common stock representing at least 10% of the total outstanding shares of common stock of SHI:

(a) each of the Company and each of the Company’s Subsidiaries will provide AIG Capital with such entity’s quarterly and annual financial statements when such statements are available;

(b) each of the Company and each of the Company’s Subsidiaries will permit AIG Capital, or a representative of AIG Capital, to inspect the Company and the Company’s Subsidiaries’ books of account and other records and, at AIG Capital’s expense and subject to AIG Capital’s or its representative’s execution of a non-disclosure agreement in a form reasonably acceptable to the Company or the applicable Company Subsidiary imposing the confidentiality restrictions set forth in Section 14.3 hereof on such information, make copies thereof and take extracts therefrom, and to discuss its affairs, finances and accounts with such entity’s officers, all during normal business hours; provided that any records or copies provided shall be subject to any confidentiality restrictions with respect to such records or copies; and provided further that such inspection does not unreasonably interfere with the business and operations of the Company or the Company’s Subsidiaries, as applicable; and

(c) the Company shall cooperate with AIG Capital to develop mutually agreeable financial information and reporting procedures to enable AIG Capital and its Affiliates to comply on a timely basis with applicable requirements under law, accounting rules or other regulations with regard to the ownership of the Units by AIG Capital and its Affiliates.

14.5 Stockholder Agreement. Unless and until terminated in accordance with its terms, the Stockholder Agreement remains in full force and effect, and supersedes any provision of this Agreement (including Sections 3.5 and 4.15 and Article XII) to the extent that it contravenes the terms, intent or purpose of the Stockholder Agreement. In the event of any inconsistency between the Stockholder Agreement and this Agreement, the Stockholder Agreement shall govern, and any rights granted in the Stockholder Agreement to any party (whether or not addressed in this Agreement) shall continue in full force and effect notwithstanding this Agreement (including the fact that any such party has executed this Agreement), the Conversion or the Merger. FCFI and AIG Capital further agree that the Stockholder Agreement shall immediately terminate upon the consummation of the initial public offering of SHI’s common stock.

ARTICLE XV

General Provisions

15.1 Notices.

(a) Whenever written notice is required by applicable law or this Agreement, to be given to any Director, member of a committee or Member, such notice may be given by writing (including electronic mail, facsimile or similar writing), addressed, in the case of such director or member of a committee, at such person’s address or electronic mail, facsimile number set forth in the records of the Company, and in the case of such Member, at its address or electronic mail, facsimile number set forth in Schedule A or such other address or electronic mail, facsimile number as such Member may hereafter specify for the purpose by notice, in each case with postage thereon prepaid, and such notice shall be deemed to be given (i) if given by mail, at the time when the same shall be deposited in the United States mail, (ii) if given by telecopier, when transmitted to the number specified pursuant to this Section 15.1(a) and the appropriate confirmation is received, or (c) if given by electronic or any other means, when delivered to the address specified pursuant to this Section 15.1(a).

Whenever any notice is required by applicable law or this Agreement, to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members, the directors or the members of a committee of directors need be specified in any written waiver of notice unless so required by applicable law or this Agreement.

15.2 Successors; Counterparts. This Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

15.3 Entire Agreement. This Agreement, together (in the case of the Company and the Management Members) with any employment agreement entered into by the Company with any of the Management Members or any Incentive Award Agreement, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this

Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by a duly authorized officer. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

15.4 Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and Article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement. The word “including” shall be construed as “including without limitation”. Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of this Agreement; and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of such prior drafts.

15.5 Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

15.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Members’ expectations regarding this Agreement. Otherwise, the Members agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

15.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

15.8 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Members.

15.9 Additional Documentation and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

15.10 No Third-Party Beneficiary. Other than pursuant to Article XII, this Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

15.11 Limited Liability Company. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership (including a limited partnership) or joint venture under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by U.S. law, each Series will be treated as a separate partnership for U.S. federal, state and local income tax purposes. The Members agree not to take any action inconsistent with each Series’ classification as a separate partnership for U.S. federal income tax purposes.

15.12 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

15.13 Waiver of Partition. Each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Company’s property.

15.14 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Act.

15.15 Specific Performance. The Company and each Member hereby acknowledge and agree that the failure of any party to perform its obligations under this Agreement will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, the Company and each Member hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations, including the Company’s obligations under Article IX, and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other remedy to which the parties are entitled at law or in equity. The Company and the Members hereby further agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company and the Members under this Agreement.

IN WITNESS WHEREOF, the Company and each Member has duly executed this Agreement as of the day and year first above written.

SPRINGLEAF FINANCIAL HOLDINGS, LLC

By:	/s/ Randal A. Nardone
Name:	Randal A. Nardone
Title:	President

FCFI ACQUISITION LLC

By:	/s/ John Morrissey
Name:	John Morrissey
Title:	Director

AIG CAPITAL CORPORATION

By:	/s/ William N. Dooley
Name:	William N. Dooley
Title:	Executive Vice President Investments

/s/ Jay Levine
Jay Levine

/s/ John Anderson
John Anderson

Schedule A

MEMBERSHIP TABLE

Name & Address (including fax number) of Member	Initial Capital Contribution to Series A	Initial Capital Contribution to Series B	Additional Capital Contributions to Series A	Additional Capital Contributions to Series B	Number of Series A Common Units and Aggregate Series A Common Unit Percentage	Number of Series B Common Units and Aggregate Series B Common Unit Percentage	Number of Series A Incentive Units and Aggregate Series A Incentive Unit Percentage	Number of Series B Incentive Units and Aggregate Series B Incentive Unit Percentage
FCFI Acquisition LLC c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10019 (F) (212) 798-6120 Attn: Mr. Randal A. Nardone E-mail: rnardone@fortress.com with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (F) (212) 735-2000 Attention: Gregory A. Fernicola Joseph A. Coco		$1,280,000,000				1,280,000 Units; 100%

Schedule A-1

Name & Address (including fax number) of Member	Initial Capital Contribution to Series A		Initial Capital Contribution to Series B	Additional Capital Contributions to Series A	Additional Capital Contributions to Series B	Number of Series A Common Units and Aggregate Series A Common Unit Percentage	Number of Series B Common Units and Aggregate Series B Common Unit Percentage	Number of Series A Incentive Units and Aggregate Series A Incentive Unit Percentage	Number of Series B Incentive Units and Aggregate Series B Incentive Unit Percentage

AIG Capital Corporation

c/o American International Group, Inc.

80 Pine Street

New York, NY 10005

(F) (212) 425-2175

Attn: General Counsel

and the Observer, as from time to time appointed by AIG Capital

E-mail: Jeff.Swiatek@aig.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(F) (212) 310-8007

Attention: Michael J. Aiello

                  Joseph T. Verdesca

	$ $	240,000,000 (Series A-1); 80,000,000 (Series A-2)				240,000 (Series A-1); 80,000 (Series A-2); 100%
Jay Levine Address, e-mail and fax number as shown in the Company’s personnel records								2,000 Units; 66.66%	8,000 Units; 66.66%
John Anderson Address, e-mail and fax number as shown in the Company’s personnel records								1,000 Units; 33.33%	4,000 Units; 33.33%

Schedule A-2

EXHIBIT A

JOINDER TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Second Amended and Restated Limited Liability Agreement dated as of October [•], 2013 (the “LLC Agreement”) among Springleaf Financial Holdings, LLC and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the LLC Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and [Member] [Substitute Member] under the LLC Agreement as of the date hereof and shall have all of the rights and obligations of a [Member] [Substitute Member] as if it had executed the LLC Agreement. The Joining Party hereby agrees to be bound by, as of the date hereof, all of the terms, provisions and conditions contained in the LLC Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [—], 20__

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices: [—]

AGREED ON THIS [—] day of [—], 20__:

SPRINGLEAF FINANCIAL HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT B

[DATE]

[NAME]

[ADDRESS]

[ADDRESS]

In connection with the appointment of the undersigned by AIG Capital Corporation (“AIG”) to act as a non-voting observer (the “Observer”, “you” or “your”) of the board of directors of (i) Springleaf Financial Holdings, LLC (the “Company”) and (ii) Springleaf Holdings, Inc. (“SHI”), the undersigned shall (1) use all non-public information received or observed in his or her capacity as an Observer (the “Confidential Information”) solely in connection with the undersigned’s service as an Observer in accordance with the Second Amended and Restated Limited Liability Company Agreement, dated as of             [—], 2013 among the Company and the members named therein (the “Agreement”) and (2) not disclose the Confidential Information to any third party except that the Observer may disclose the Confidential Information in accordance with the Agreement, as required by applicable law, rule or regulation or as may be required by any governmental, or regulatory authority. “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of an act or omission by the Observer in breach of this agreement, (ii) the Observer or AIG receives on a non-confidential basis from a source other than the Company or SHI, or (iii) is known to the Observer or AIG on a non-confidential basis or is in the Observer’s or AIG’s possession prior to disclosure by the Company or SHI (other than information subject to the last sentence of Section 5.04(b) of the Stock Purchase Agreement between American International Group, Inc. and FCFI Acquisition LLC, dated as of August 10, 2010).

The undersigned hereby acknowledges that the undersigned (i) will comply with the company policies of the Company and its Subsidiaries (as defined in the Agreement) which are applicable to directors of the Company; provided that such policies are provided to the undersigned as soon as reasonably practicable prior to such policies becoming applicable to the undersigned and (ii) is aware that the United States securities laws prohibit any person who has received any material, non-public information about an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in violation of those laws.

The undersigned understands and agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this agreement and that the Company, SHI and their affiliates shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for such breach or threatened breach. Such remedy shall not be exclusive and shall be in addition to any other remedies that the Company, SHI and their affiliates may have at law or in equity.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby).

The obligations under this letter agreement shall terminate two (2) years after the termination of your service as an Observer; provided that with respect to information reasonably deemed “competitively sensitive Confidential Information” by the Company or its Subsidiaries, the obligations under this letter agreement shall terminate three (3) years after the termination of your service as an Observer.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the Company, whereupon this letter agreement shall become a binding agreement between you and the Company.

ACCEPTED AND AGREED AS OF THE ABOVE DATE

[NAME]